UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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ENSTAR GROUP LIMITED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2021 Annual General Meeting and Proxy Statement

ENSTAR

Dear Fellow Shareholders:
On behalf of Enstar Group Limited's Board of Directors, I am pleased to invite you to attend our 2021 Annual General Meeting of Shareholders which will be held virtually on Wednesday, June 9, 2021 at 9:00 a.m. Atlantic time. The matters we will vote on are described in the notice of the Annual General Meeting and the Proxy Statement that follow. I also encourage you to read our 2020 Annual Report on Form 10-K.
Since inception, Enstar has established itself as a global leader in the run-off space, proving its resilience during both the good times and the more challenging times, and 2020 was no exception. Through the execution of our four growth fundamentals - innovation, discipline, financial optimization, and operational excellence - we continue to deliver an expanding suite of insurance solutions for new and existing partners, driving long-term value for our shareholders.
STRATEGY & PERFORMANCE
From the outset of the COVID-19 pandemic, our Board worked closely with management to oversee the operational and strategic impact, monitor risk and communicate with our regulators and other stakeholders. Management took immediate measures to support the health and safety of our employees and the wider Enstar community. We are extremely proud of how our employees responded to the challenges and our ability to transition seamlessly to remote working with minimal operational disruption to our business.
Looking back at Enstar’s 2020 performance, it was an excellent year for our company. We delivered record net earnings of $1.72 billion, or $78.80 per fully diluted share. As we have seen in recent years, the impact of market volatility can cause fluctuations in our investment portfolios year to year, and 2020 net earnings reflected net realized and unrealized gains of $1.6 billion. We finished the year with cash and investments up by 22.7% to $17.3 billion as compared to $14.1 billion as of year-end 2019.
Our legacy business continues to thrive as we announced seven transactions in 2020. These included two adverse development cover reinsurance agreements with leading (re)insurers, AXA XL and Aspen, alongside our more traditional loss portfolio transfer solutions.
Last year we made the decision to move away from majority-owned live businesses to capitalize on the growth opportunities we are seeing in core P&C run-off. To that end, we announced several transactions – alongside trusted partners – at our live underwriting operations, StarStone and Atrium. These transactions allow us to retain meaningful minority investments in the platforms, with Enstar retaining and managing the legacy portfolios.
COMPENSATION
Our 2020 financial results and the success of the corporate financial component of our annual incentive award program were reflected in the compensation of our employees, as we achieved maximum levels of performance targets.
Reported compensation for the year was primarily driven by the action we took in January 2020 to maintain and incentivize our leadership team. We extended employment agreements with, and granted new long-term incentive awards to, our Chief Executive Officer, President and Chief Operating Officer. These executives had not received long-term incentive awards since 2017. These awards are reported in the Summary Compensation Table at their full grant date fair value in year one.
CORPORATE GOVERNANCE
We were delighted that Susan Cross joined the Board in October 2020 to serve on Enstar’s Audit and Risk Committees, having previously held the Chief Actuary position at XL Group Ltd. (now AXA XL).
Rick Becker and I again engaged with our shareholders and proxy advisory firms to gather insight on our executive compensation and corporate governance matters. In consideration of feedback from our shareholders, and our desire to continue to enhance our corporate governance practices, we have included Proposal No. 1 in this Proxy Statement to amend our Bye-Laws to declassify the Board of Directors. The Proxy Statement also provides a summary of the primary issues we covered in these meetings.

VOTING
I urge you to vote as soon as possible using the internet, telephone, or, by completing and returning the proxy/voting instruction card by mail. I look forward to your online attendance at the 2021 Annual General Meeting.
Thank you for your continued support.

Sincerely,

Robert J. Campbell
Chairman of the Board

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

¿	WHEN Wednesday, June 9, 2021 at 9:00 a.m. Atlantic time (8:00 a.m. Eastern time)	:	WHERE The Annual General Meeting can be accessed virtually via the Internet by visiting www.virtualshareholdermeeting.com/ESGR2021

ITEMS OF BUSINESS
1.To vote on a proposal to amend the Fifth Amended and Restated Bye-Laws of the Company to declassify our Board of Directors over a three-year period.
2.To vote on a proposal to elect four Class III Directors nominated by our Board to hold office until 2022, if Proposal 1 is approved by the shareholders, or, if Proposal 1 is not approved, to hold office until 2024.
3.To hold an advisory vote to approve executive compensation.
4.To ratify the appointment of KPMG Audit Limited as our independent registered public accounting firm for 2021 and to authorize the Board of Directors, acting through the Audit Committee, to approve the fees for the independent registered public accounting firm.

ANNUAL MEETING DETAILS
Only holders of record of our voting ordinary shares at the close of business on April 13, 2021 are entitled to notice of and to vote at the meeting.
You are cordially invited to attend the virtual Annual General Meeting. Due to public health and travel concerns related to the COVID-19 pandemic, this year’s Annual General Meeting will be held solely by means of a virtual-only meeting over live webcast. So long as you were a holder of record of our voting ordinary shares as of the close of business on April 13, 2021, you or your proxy holder can attend, submit your questions, and vote your shares electronically at the virtual Annual General Meeting by visiting www.virtualshareholdermeeting.com/ESGR2021 and using your control number included in the proxy materials. During the meeting, you will be able to ask questions and will have the opportunity to vote to the same extent as you would at an in-person meeting of shareholders.
To ensure that your vote is counted at the meeting, please vote as promptly as possible. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your vote by proxy is revocable at your option in the manner described in the proxy statement.
By Order of the Board of Directors,

Audrey B. Taranto
General Counsel and Corporate Secretary
Hamilton, Bermuda
April , 2021
Important notice regarding the availability of proxy materials for the Annual General meeting of Shareholders to be held on June 9, 2021. This notice of meeting, the proxy statement, the proxy card and the annual report to shareholders for the year ended December 31, 2020 are available at https://investor.enstargroup.com/annual-reports.

Proxy Statement
Summary
To assist you in reviewing our proxy statement, we have summarized several key topics below. The following description is only a summary and does not contain all of the information that you should consider before voting. For more complete information, you should carefully review the rest of our proxy statement, as well as our Annual Report to Shareholders for the year ended December 31, 2020.

ANNUAL GENERAL MEETING OF SHAREHOLDERS INFORMATION

¿	WHEN Wednesday, June 9, 2021 at 9:00 a.m. Atlantic time (8:00 a.m. Eastern time)	:	WHERE The Annual General Meeting can be accessed virtually via the Internet by visiting www.virtualshareholdermeeting.com/ESGR2021

!	RECORD DATE April 13, 2021	✓	VOTING Your vote is very important and we urge you to vote as soon as possible. See Question and Answer No. 10 for voting instructions

VOTING MATTERS

Proposal		Board of Directors’ Vote Recommendation	Page References

1	Approval of an amendment to the Fifth Amended and Restated Bye-Laws of the Company to declassify the Board of Directors over a three-year period	FOR	Page 67 (Proposal No. 1)

2	Election of Directors: To vote on a proposal to elect four Class III Directors nominated by our Board to hold office until 2022, if Proposal 1 is approved by the shareholders, or, if Proposal 1 is not approved, to hold office until 2024	FOR the Director Nominees	Page 7 (Nominee Biographies) Page 68 (Proposal No. 2)

3	Advisory Approval of Enstar’s Executive Compensation	FOR	Page 37 (Compensation Discussion and Analysis) Page 54 (Summary Compensation Table) Page 69 (Proposal No. 3)

4	Ratification of KPMG Audit Limited as the Independent Registered Public Accounting Firm for 2021	FOR	Page 70 (Proposal No. 4) Page 70 (Audit and Non-Audit Fees Table)

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PROXY STATEMENT SUMMARY
BOARD COMPOSITION

The following describes our current Board composition and current committee assignments of each of our directors.

Director	Director Since	Age	Primary Occupation	Independent	Board Committee Membership*	Other Current Public Boards

Robert Campbell (Chairman)	2007	72	Partner, Beck Mack and Oliver	■	AC, CC, NGC, IC, EC	1
Dominic Silvester	2001	60	CEO, Enstar Group Limited		IC, EC	0
B. Frederick Becker	2015	74	Non-Executive Director	■	AC, CC, NGC	0
James Carey	2013	54	Managing Director, Stone Point Capital		IC	1
Susan L. Cross	2020	61	Former Global Chief Actuary, XL Group (now AXA XL); Director Unum Group	■	AC, RC	1
Hans-Peter Gerhardt	2015	65	Former CEO of Asia Capital Re, PARIS RE and AXA Re	■	RC	0
W. Myron Hendry	2019	72	Former Executive Vice President and Chief Platform Officer, XL Catlin	■	NGC, RC	0
Paul O’Shea	2001	63	President, Enstar Group Limited			0
Hitesh Patel	2015	60	Non-Executive Director	■	AC, NGC, RC	0
Poul Winslow	2015	55	Senior Managing Director, CPP Investments	■	CC, IC, EC	0
*Committee Legend: AC - Audit CC - Compensation NGC - Nominating and Governance RC - Risk IC - Investment EC - Executive

1	New director in 2020: Susan L. Cross	6	Years Median Board Tenure	62	Median Board Age

9	Years Average Board Tenure	5:5	Ratio of Internationally Residing vs US Directors	64	Average Board Age

CORPORATE GOVERNANCE

Enstar is committed to sound governance, and we employ a number of practices that the Board believes are in the best interests of the Company and our shareholders. Highlights of these practices are listed below.

▪An independent director serves as Chairman of the Board

▪Board Diversity Policy

▪Robust Share Ownership Guidelines for executives and non-employee directors

▪Majority voting standard in uncontested elections of directors

▪No super-majority voting requirements other than as required by Bermuda law

▪No shareholder rights plan (“poison pill”)

▪Annual risk assessment of compensation programs

▪Annual Board and Committee performance evaluations

▪Majority of independent directors, entirely independent Audit, Compensation, and Nominating and Governance Committees

▪No “over-boarding” - none of our current directors serve on the Board of more than one other publicly traded company

▪Shareholder engagement program to solicit feedback on governance and compensation programs

▪Shareholder advisory vote on executive compensation held annually

▪Compensation Committee periodically engages an independent compensation consultant

▪Clawback Policy

▪Robust code of conduct that requires all employees and directors to adhere to high ethical standards

▪Regular executive sessions of independent directors

▪Anti-hedging policy

▪Equity incentive plan prohibits re-pricing of underwater stock options and SARs without shareholder approval
▪Proposed removal of classified Board structure (See Proposal 1)

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PROXY STATEMENT SUMMARY

2020 BUSINESS HIGHLIGHTS

Enstar is a multi-faceted insurance group that offers innovative capital release solutions and specialty underwriting capabilities through its network of group companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations. Select highlights of 2020 included:

$1.7b
Net earnings of $1.7bn in 2020 were primarily driven by exceptional investment results

42%	Fully diluted book value per share grew over 42% to $281.20 as of December 31, 2020

40%	Return on opening equity for the year

$1.7b	13%
Enstar Group assumed reserves of $1.7bn in 2020 through the execution of 5 transactions	Total investment portfolio return of 13.45% in 2020

$1b	Signed 2 transactions with more than $1bn in assumed reserves in the fourth quarter of 2020, which closed in the first quarter of 2021	15%	Since 2010 Enstar's compounded annual growth rate in diluted book value per share has been 14.65%

$17.3b	Total investable assets were $17.3bn as of December 31, 2020, an increase of 23% year-over-year, largely driven by strong investment performance and acquisitions	$29b	From inception, Enstar Group has acquired or announced $29bn in gross loss reserves and defendant and asbestos and environmental liabilities and has successfully run-off $15.5bn of those liabilities
2020 PERFORMANCE VERSUS PEERS

Growth in Basic Book Value per Share*
21.0%
6.1%
42.2%
9.8%
3 Year CAGR
1 Year
Enstar
Peer Median

GAAP Return on
Opening Equity*
20.4%
6.5%
39.7%
8.7%
3 Year Avg.
1 Year
Enstar
Peer Median

Source: S&P Global Market Intelligence for peer company data. Peer group includes the companies selected as our peers by our Compensation Committee, as described in "Compensation Discussion and Analysis - Peer Group."

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PROXY STATEMENT SUMMARY
EXECUTIVE COMPENSATION

Philosophy: We are a rapidly growing company operating in an extremely competitive and changing industry. Our compensation program is based on these core principles:

1	Incentivize performance consistent with clearly defined corporate objectives	3	Fairly compensate our executives

2	Align our executives’ long-term interests with those of our shareholders	4	Retain and attract qualified executives who are able to contribute to our long-term success
Key Compensation Decisions for 2020 Performance Year
Our Compensation Committee made the following key compensation decisions:
CEO / President / COO Long-term Incentives - New long-term equity incentive awards were made in January 2020 in connection with securing these executives for new three-year terms. The full grant date fair value of these equity awards is reported as 2020 compensation in the Summary Compensation Table, although the executives will not receive value for the JSOP and PSU portion of awards unless the relevant financial metrics are achieved at the end of vesting period.
Annual Incentive Awards - We achieved maximum levels of Company financial objectives in our annual incentive program, which led to full realization of the financial performance portion of the executive officers' award potential. Achievement by our executives of individual performance objectives resulted in realization of the operational performance objective portion of the executive officers' award potential at levels ranging from target to maximum.
Shareholder Engagement
Results of 2020 Say-on-Pay: At last year's annual general meeting held on June 11, 2020, our shareholders approved the compensation of our executive officers with 99% of the total votes cast in favor of the proposal. This was a significant increase from the 2019 vote, which we attribute primarily to our strong performance during fiscal year 2019 versus 2018.
Engagement with Large Shareholders: In early 2021, we sought feedback from our large shareholders and proxy advisory firms, speaking to the holders of approximately 23% of our outstanding voting ordinary shares, as described on page 51. We also spoke to one major proxy advisory firm and invited conversations with another major proxy advisory firm and with several additional significant shareholders who advised that they did not feel a need to meet with us this year. Directors whose firms represent an additional 13% of our outstanding voting ordinary shares are actively involved in our Board's oversight of compensation and governance matters, and were not included in the engagement program.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the markets for our securities and the insurance and reinsurance sectors in general. Statements that include words such as "estimate," "project," "plan," "intend," "expect," "anticipate," "believe," "would," "should," "could," "seek," "may" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. Forward-looking statements may appear throughout this proxy statement, including in the Chairman's letter and Annual Incentive Plan section of Compensation Discussion & Analysis. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the COVID-19 pandemic and the related uncertainty and volatility in the financial markets. Important risk factors regarding Enstar can be found under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

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Questions
and Answers

1. WHY AM I RECEIVING THESE PROXY MATERIALS?
We have made these proxy materials available to you on the internet or, in some cases, have delivered printed copies of these proxy materials to you by mail in connection with the solicitation of proxies by the Board of Directors (the "Board") of Enstar Group Limited (the "Company") for use at the 2021 Annual General Meeting of Shareholders of the Company to be held on Wednesday, June 9, 2021 at 9:00 a.m. Atlantic time. Due to ongoing concerns regarding the COVID-19 pandemic, this year’s Annual General Meeting will again be held via the internet and will be a completely virtual meeting hosted by members of our management team in Bermuda. These proxy materials are first being sent or given to shareholders on April , 2021. You are invited to attend the virtual Annual General Meeting and are requested to vote on the proposals described in this proxy statement.

2. WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are included in the Notice. In addition, shareholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.
We believe that providing access to our proxy materials via the internet will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual General Meeting because we will print and mail fewer full sets of materials.

3. WHAT IS INCLUDED IN THESE PROXY MATERIALS?
These "proxy materials" include this proxy statement, our Annual Report to Shareholders for the year ended December 31, 2020 and, if you received printed copies of the proxy materials by mail, the proxy card. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

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QUESTIONS AND ANSWERS

4. WHAT MATTERS ARE BEING VOTED ON AT THE ANNUAL GENERAL MEETING AND WHAT ARE THE BOARD'S VOTING RECOMMENDATIONS?
Shareholders will vote on the following proposals at the Annual General Meeting:

Proposal		Board of Directors’ Vote Recommendation	Page References

1	Approval of an amendment to the Fifth Amended and Restated Bye-Laws of the Company to declassify the Board of Directors over a three-year period	FOR	Page 67 (Proposal No. 1)

2	Election of Directors: To vote on a proposal to elect four Class III Directors nominated by our Board to hold office until 2022, if Proposal 1 is approved by the shareholders, or, if Proposal 1 is not approved, to hold office until 2024	FOR the Director Nominees	Page 7 (Nominee Biographies) Page 68 (Proposal No. 2)

3	Advisory Approval of Enstar’s Executive Compensation	FOR	Page 37 (Compensation Discussion and Analysis) Page 54 (Summary Compensation Table) Page 69 (Proposal No. 3)

4	Ratification of KPMG Audit Limited as the Independent Registered Public Accounting Firm for 2021	FOR	Page 70 (Proposal No. 4) Page 70 (Audit and Non-Audit Fees Table)

5. HOW CAN I GET ELECTRONIC ACCESS TO THE PROXY MATERIALS?
The Notice includes instructions regarding how to (i) view on the internet our proxy materials for the Annual General Meeting and (ii) instruct us to send future proxy materials to you by email. Our proxy materials are also available on our website under "Annual General Meeting Materials" at https://investor.enstargroup.com/annual-reports.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

6. WHO MAY VOTE AT THE ANNUAL GENERAL MEETING?
Only holders of record of our voting ordinary shares as of the close of business on April 13, 2021 (the "record date") are entitled to notice of and to attend and vote at the Annual General Meeting. As used in this proxy statement, the term "ordinary shares" does not include our non-voting convertible common shares. As of the record date, there were 18,597,544 ordinary shares issued and outstanding and entitled to vote at the Annual General Meeting, which number includes 1,522 unvested restricted shares. Except as set forth in our bye-laws, each ordinary share entitles the holder thereof to one vote.

7. WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN THE STREET NAME?
Shareholder of Record. If your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of American Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice or, in some cases, the proxy materials, were sent directly to you. If you request printed copies of the proxy materials, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar institution, then you are the beneficial owner of shares held in street name and the Notice was forwarded to you by that institution. The institution holding your account is considered the shareholder of record

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QUESTIONS AND ANSWERS
for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to instruct that institution on how to vote the shares held in your account.

8. WHAT DO I DO IF I RECEIVED MORE THAN ONE NOTICE OR PROXY CARD?
If you receive more than one Notice or proxy card because you have multiple accounts, you should provide voting instructions for all accounts referenced to be sure all of your shares are voted.

9. HOW DO I VOTE?
We hope that you will be able to attend the virtual Annual General Meeting. Whether or not you expect to attend the Annual General Meeting, we urge you to vote your shares at your earliest convenience by one of the methods described below, so that your shares will be represented.
Shareholders of record can vote any one of these ways:

VIA THE INTERNET :
Before the Annual General Meeting: You may vote by proxy via the internet by following the instructions provided in the Notice.
At the Annual General Meeting: You may vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/ESGR2021. To enter the meeting, holders will need the control number that is printed in the box marked by the arrow on the Notice. We recommend logging in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.

BY MAIL +	If you received printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
BY TELEPHONE )	You may vote by proxy by calling the telephone number found on the internet voting site or on the proxy card, if you received a printed copy of the proxy materials.
If you own shares in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers. If you own shares in street name and you wish to attend and/or vote your shares at the virtual Annual General Meeting, you must (i) obtain a legal proxy from the institution that holds your shares, (ii) obtain your control number so that you may access the webcast and (iii) attend the Annual General Meeting, or permit a personal representative with the legal proxy, to vote at the virtual Annual General Meeting. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy.

10. WHAT IS THE VOTING DEADLINE IF VOTING BY INTERNET OR TELEPHONE?
If you vote by internet (before the Annual General Meeting) or by telephone, you must transmit your vote by 11:59 p.m. Eastern time on June 8, 2021.

11. WHY IS THE ANNUAL GENERAL MEETING BEING WEBCAST ONLINE?
Due to the ongoing impact of the COVID-19 pandemic and to support the health and safety of our shareholders and other participants at the Annual General Meeting, this year’s meeting will be a virtual meeting of shareholders held via a live audio webcast. The virtual meeting will provide shareholders with the same rights as a physical meeting.

Enstar Group Limited / 3 / 2021 Proxy Statement	Table of Contents

QUESTIONS AND ANSWERS

12. HOW CAN I ATTEND AND PARTICIPATE IN THE VIRTUAL ANNUAL GENERAL MEETING?
You may attend the virtual Annual General Meeting if you were an Enstar shareholder of record as of the close of business on April 13, 2021 or you hold a valid proxy for the Annual General Meeting. You may attend the meeting by accessing the webcast of the Annual General Meeting, where you will be able to listen to the meeting live, submit questions, and vote online. To do so, you will need to visit www.virtualshareholdermeeting.com/ESGR2021 and use your control number provided in the proxy materials to gain access to the website. If your shares are held in street name, you should follow the directions set forth above in the “How do I vote?” section. If you do not have your control number, you will not be able to join the Annual General Meeting, vote at the Annual General Meeting, or ask questions or access the list of shareholders as of the record date at the Annual General Meeting. If you attend the virtual Annual General Meeting by participating in the webcast, you will also be able to cast your vote, or revoke a previous vote, during the Annual General Meeting. The meeting webcast will begin promptly at 9:00 a.m. Atlantic time (8:00 a.m. Eastern time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Atlantic time (7:45 a.m. Eastern time), and you should allow ample time for the check-in procedures.

13. CAN I ASK QUESTIONS AT THE ANNUAL GENERAL MEETING?
Yes, shareholders of record as of the record date will be able to ask questions by joining the virtual Annual General Meeting and typing their question in the box in the Annual General Meeting portal. To help ensure that we have a productive and efficient meeting, and in fairness to all those in attendance, shareholders will also find posted our rules of conduct for the Annual General Meeting when logging in prior to the start of the meeting. In accordance with the rules of conduct, we ask that shareholders limit their remarks to one brief question or comment that is relevant to the Annual General Meeting or our business and that such remarks are respectful of fellow shareholders and meeting participants. Questions may be grouped by topic by management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual General Meeting.

14. WHAT IF I NEED TECHNICAL ASSISTANCE ACCESSING OR PARTICIPATING IN THE ANNUAL GENERAL MEETING?
If you encounter any difficulties accessing the Annual General Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual General Meeting login page.

15. WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL GENERAL MEETING?
Two or more shareholders present in person or by proxy and entitled to vote at least a majority of the shares entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. A broker non-vote occurs when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, the institution that holds the shares is prohibited from voting those shares on certain proposals. Shares that are properly voted on the internet or by telephone or for which proxy cards are properly executed and returned, but lacking voting directions, will be counted toward the presence of a quorum. Virtual attendance at the Annual General Meeting also constitutes presence in person for purposes of a quorum.

16. HOW ARE PROXIES VOTED?
Shares that are properly voted on the internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual General Meeting in accordance with the directions given or, in the absence of directions, in accordance with the Board’s recommendations as set forth in "What are the Board’s voting recommendations?" above. If any other business is brought before the meeting, proxies will be voted, to the extent permitted by applicable law, in accordance with the judgment of the persons voting the proxies.

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QUESTIONS AND ANSWERS
The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, you may vote by proxy, meaning you authorize individuals named on the proxy to vote your shares. If you do not vote by proxy or in person at the Annual General Meeting, your shares will not be voted. If you own shares in street name, you may instruct the institution holding your shares on how to vote your shares. If you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2021, but not on any other matters being considered at the meeting.

17. WHAT ARE THE VOTING REQUIREMENTS TO APPROVE EACH OF THE PROPOSALS?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes

1	Approval of an amendment to the Fifth Amended and Restated Bye-Laws of the Company to declassify the Board of Directors over a three-year period	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome

2	Election of Directors: To vote on a proposal to elect four Class III Directors nominated by our Board to hold office until 2022, if Proposal 1 is approved by the shareholders, or, if Proposal 1 is not approved, to hold office until 2024	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome

3	Advisory Approval of Enstar’s Executive Compensation	Affirmative Vote of Majority of Votes Cast (to be approved on an advisory basis)	No effect on outcome	Not applicable

4	Ratification of KPMG Audit Limited as the Independent Registered Public Accounting Firm for 2021	Affirmative Vote of Majority of Votes Cast	No effect on outcome	Not applicable
Each of the proposals to be voted on at the meeting is adopted by a majority of votes cast (as indicated in the table above), which means that a proposal must receive more votes "for" than votes "against" to be adopted. For the director election in Proposal 2, each nominee must receive more votes "for" than votes "against" to have a seat on the Board. Abstentions and broker non-votes are not considered votes for the purposes of any of the above listed proposals, and therefore have no effect on the election of the director nominees or the adoption of any of the other proposals.

18. CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may revoke your proxy and change your vote at any time before the final vote at the Annual General Meeting. You may vote again on a later date via the internet (before the Annual General Meeting) or by telephone (in which case only your latest internet or telephone proxy submitted prior to 11:59 p.m. Eastern time on June 8, 2021 will be counted), by filling out and returning a new proxy card bearing a later date, or by attending the Annual General Meeting and voting during the webcast. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the Annual General Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual General Meeting to our Corporate Secretary at the mailing address of our principal executive office: Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX Bermuda.

19. WHO IS PAYING FOR THE COST OF THIS PROXY SOLICITATION?
We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to the beneficial owners of our ordinary shares. In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies personally or by

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QUESTIONS AND ANSWERS
telephone or other electronic means without extra compensation, other than reimbursement for actual expenses incurred in connection with the solicitation.

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Corporate
Governance
BOARD OF DIRECTORS

Our Board is currently divided into three classes designated Class I, Class II and Class III. The term of office for each of our Class III directors expires at this year’s Annual General Meeting; the term of office for each of our Class I directors expires at our annual general meeting in 2022; and the term of office for each of our Class II directors expires at our annual general meeting in 2023.
Historically, at each annual general meeting, the successors of the class of directors whose term expires at that meeting were elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election. However, if our shareholders approve Proposal 1 at the 2021 Annual General Meeting to declassify our Board, directors will be elected to one-year terms. This would mean that the Class III directors, if elected at the 2021 Annual General Meeting, will hold office until the 2022 annual general meeting; the Class I directors will also stand for reelection at the 2022 annual general meeting and, if elected, will hold office until the 2023 annual general meeting; and the Class II directors will stand for reelection at the 2023 annual general meeting along with the prior Class III and Class I directors (but such directors will no longer belong to a specific class).
The Board believes that all of its directors have demonstrated professional integrity, ability and judgment, as well as leadership and strategic management abilities, and have each performed well in their respective time served as directors and contributed to the overall effectiveness of our Board.

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CORPORATE GOVERNANCE
Particular attributes that are significant to each individual director’s selection to serve on the Board are described below.
Nominees

Dominic Silvester

Biographical Information
Dominic Silvester has served as a director and the Chief Executive Officer of the Company since its formation in 2001. In 1993, Mr. Silvester began a business venture in Bermuda to provide run-off services to the insurance and reinsurance industry. In 1995, the business was assumed by Enstar Limited, which is now a subsidiary of the Company, and for which Mr. Silvester has since then served as Chief Executive Officer. Prior to co-founding the Company, Mr. Silvester served as the Chief Financial Officer of Anchor Underwriting Managers Limited from 1988 until 1993.
Skills and Qualifications
Company leader; industry expertise; corporate strategy
As a co-founder and CEO of the Company, Mr. Silvester contributes to the Board his intimate knowledge of the Company and the run-off industry. He is well known in the industry and is primarily responsible for identifying and developing our business strategies and acquisition opportunities on a worldwide basis. Mr. Silvester has served as our CEO since the Company’s inception, demonstrating his proven ability to manage and grow the business.

Director Since: 2001 Age: 60 Class: III Enstar Committee: Investment, Executive Enstar Officer Title: Chief Executive Officer Bermuda resident; UK citizen

Susan L. Cross

Biographical Information
Susan L. Cross has served as a director since October 2020. She served as Executive Vice President and Global Chief Actuary at XL Group (now AXA XL), from 2008 to 2018, and prior to that served as Senior Vice President and Chief Actuary of various operating segments of XL Group since 1999.
Certain Other Directorships
Ms. Cross currently serves as a non-executive director at Unum Group, a Fortune 500 publicly held insurance company and leading provider of financial protection benefits, where she sits on the Audit Committee and Risk and Finance Committee. Previously, she has served on the boards of IFG Companies, American Strategic Insurance and several XL subsidiaries, including Mid Ocean Limited and XL Life Ltd.
Skills and Qualifications
Actuarial expertise; risk management, regulatory and governance skills; industry experience
Ms. Cross brings significant actuarial expertise to our Board, obtained from over 20 years of senior management experience as an actuary with XL Group. Her industry experience is particularly valuable to our Audit Committee and our Risk Committee given the complex nature of our run-off business. As a director of a Fortune 500 company, Ms. Cross also has knowledge of corporate governance matters and practices, which is valuable to our Board.

Director Since: 2020 Age: 61 Class: III Enstar Committee: Audit, Risk US resident; US citizen

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CORPORATE GOVERNANCE

Hans-Peter Gerhardt

Biographical Information
Hans-Peter Gerhardt served as the Chief Executive Officer of Asia Capital Reinsurance Group from October 2015 through June 2017. He has served continuously in the reinsurance industry since 1981. He is the former Chief Executive Officer of PARIS RE Holdings Limited, serving in that position from the company’s initial formation in 2006 through the completion of its merger into Partner Re Ltd. in June 2010. He previously served as the Chief Executive Officer of AXA Re from 2003 to 2006, also serving as Chairman of AXA Liabilities Managers, the AXA Group’s run-off operation, during that time.
Certain Other Directorships
Mr. Gerhardt served as a non-executive director of our subsidiary StarStone Specialty Specialty Holdings Ltd. until January 1, 2021. He previously served as a non-executive director of African Risk Capacity, Tokio Millenium Re and Tokio Marine Kiln as well as Asia Capital Reinsurance Group (until May 2017) and as an independent director of Brit Insurance Holdings PLC until the company’s acquisition by Fairfax Financial Holdings in 2015.
Skills and Qualifications
Underwriting expertise; proven industry veteran
Mr. Gerhardt brings decades of insurance industry management expertise to our Board. He is a proven industry veteran, with significant leadership experience, including several successful tenures in CEO roles.

Director Since: 2015 Age: 65 Class: III Enstar Committee: Risk, Compensation, Executive Swiss resident; German citizen

Poul Winslow

Biographical Information
Poul Winslow is a Senior Managing Director & Global Head of Capital Markets and Factor Investing of the Canada Pension Plan Investment Board ("CPP Investments"), a role he has held since 2018. Previously Mr. Winslow served as Head of External Portfolio Management and Head of Thematic Investing for CPP Investments. Prior to joining CPP Investments in 2009, Mr. Winslow had several senior management and investment roles at Nordea Investment Management in Denmark, Sweden and the United States. He also served as the Chief Investment Officer of Andra AP-Fonden (AP2) in Sweden.
Certain Other Directorships
Mr. Winslow is a director for the Standards Board for Alternative Investments, an international standard-setting body for the alternative investment industry. He previously served as a director of Viking Cruises Ltd., a private company, from 2016 to 2018.
Skills and Qualifications
Investment expertise; compensation and governance experience
Mr. Winslow brings significant investment expertise to our Board gained from his years in senior investment roles, which is highly valuable to our Investment Committee as it oversees our investment strategies and portfolios. His experiences at CPP Investments, including exposure to compensation and governance policies, are valuable in his role on our Compensation Committee.

Director Since: 2015 Age: 55 Class: III Enstar Committees: Compensation, Investment, Executive Canadian resident; Danish citizen

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CORPORATE GOVERNANCE
Continuing Directors

Robert Campbell

Biographical Information
Robert Campbell was appointed as the independent Chairman of the Board in November 2011. Mr. Campbell has been a Partner with the investment advisory firm of Beck, Mack & Oliver, LLC since 1990.
Certain Other Directorships
Mr. Campbell is a director and chairman of the audit committee of AgroFresh Solutions, Inc. (formerly Boulevard Acquisition Corp.), a publicly traded global agricultural technologies company. From 2015 through 2017, he was also a director of Boulevard Acquisition Corp. II, a blank check company that completed its initial public offering in September 2015. He previously served as a director of Camden National Corporation, a publicly traded company, from 1999 to 2014.
Skills and Qualifications
Financial, accounting, and investment expertise; leadership skills
Mr. Campbell brings to the Board his extensive understanding of finance and accounting, which he obtained through over 40 years of analyzing financial services companies and which is very valuable in his role as chairman of our Audit Committee. In addition, Mr. Campbell’s investment management expertise makes him a key member of our Investment Committee, of which he serves as chairman. Mr. Campbell continues to spend considerable time and energy in his role, which is significant to the leadership and function of our Board.

Director Since: 2007 Age: 72 Class: I Enstar Committee: Audit (Chair), Compensation, Investment (Chair), Nominating and Governance, Executive US resident; US citizen

B. Frederick (Rick) Becker

Biographical Information
Rick Becker has 40 years of experience in the insurance and healthcare industries. He served as Chairman of Clarity Group, Inc., a company he co-founded more than 18 years ago that specialized as a healthcare professional liability and risk management service provider until it was sold in early 2020. Prior to co-founding Clarity Group, Inc., he served as Chairman and Chief Executive Officer of MMI Companies, Inc. from 1985 until its sale to The St. Paul Companies in 2000. Mr. Becker has previously served as President and CEO of Ideal Mutual and McDonough Caperton Employee Benefits, Inc., and also served as State Compensation Commissioner for the State of West Virginia. He began his career as a practicing attorney.
Skills and Qualifications
Compensation, governance, and risk management experience; industry knowledge.
Mr. Becker has over 40 years of experience within the insurance and healthcare industries. The Board also values Mr. Becker’s corporate governance experience, which he has gained from serving on many other boards over the years. In addition, his previous work on compensation matters makes him well-suited to serve as Chairman of our Compensation Committee. He has an extensive background in risk management, which enhances our risk oversight and monitoring capabilities.

Director Since: 2015
Age: 74
Class: II
Enstar Committees: Audit, Compensation (Chair), Nominating and Governance (Chair)
US resident; US citizen

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CORPORATE GOVERNANCE

James Carey

Biographical Information
James Carey is a Managing Director of Stone Point Capital LLC, a private equity firm based in Greenwich, Connecticut. Stone Point Capital serves as the manager of the Trident Funds, which invest exclusively in the global financial services industry. Mr. Carey has been with Stone Point Capital and its predecessor entities since 1997. He previously served as a director of the Company from its formation in 2001 until the Company became publicly traded in 2007. Mr. Carey rejoined the Board in 2013.
Certain Other Directorships
From July 2018, Mr. Carey has served as a director of Focus Financial Partners, a publicly traded company that invests in independent fiduciary wealth management firms. Mr. Carey also currently serves on the boards of certain privately held portfolio companies of the Trident Funds. He previously served as non-executive chairman of PARIS RE Holdings Limited and as a director of Alterra Capital Holdings Limited, Cunningham Lindsay Group Limited, Lockton International Holdings Limited, and Privilege Underwriters, Inc.
Skills and Qualifications
Investment expertise; industry knowledge; significant acquisition experience
Having worked in the private equity business for over 20 years, Mr. Carey brings an extensive background and expertise in the insurance and financial services industries. His in-depth knowledge of investments and investment strategies is significant in his role on our Investment Committee. We also value his contributions as an experienced director in the insurance industry, as well as his extensive knowledge of the Company.

Director Since: 2013 Age: 54 Class: II Enstar Committee: Investment US resident; US citizen

Willard Myron Hendry, Jr

Biographical Information
Myron Hendry most recently served as an executive advisor to AXA on integration matters. He previously served as the Executive Vice President and Chief Platform Officer for XL Catlin from 2009-2018, where he was responsible, on a Global basis, for Technology, Operations, Real Estate, Procurement, Continuous Improvement Programs and XL Catlin’s Service Centers in India and Poland. He also served as Director on the XL India Business Services Private Limited Board, and he was the Chairman of the XL Catlin Corporate Crisis Committee responsible for Disaster Recovery and Business Continuity. Mr. Hendry was the founder of the XL Catlin’s Leadership Listening Program. Throughout his career, he also held technology, operational and claims leadership roles at Bank of America’s Balboa Insurance Group, Safeco Insurance and CNA Insurance.
Skills and Qualifications
Operations and Technology
Mr. Hendry brings to our Board expertise in insurance industry-specific information technology and operations management. His extensive experience as an executive engaging on technology matters at the board level is valuable to our Board and Risk Committee.

Director Since: 2019 Age: 72 Class: II Enstar Committee: Nominating and Governance, Risk US resident; US citizen

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CORPORATE GOVERNANCE

Paul O'Shea

Biographical Information
Paul O’Shea was appointed as President of the Company in December 2016. He previously served as Executive Vice President and Joint Chief Operating Officer of the Company since our formation in 2001 and has also been a director throughout this time. He leads our mergers and acquisitions operations, including overseeing our transaction sourcing, due diligence, and negotiations processes. In 1994, Mr. O’Shea joined Dominic Silvester in his run-off business venture in Bermuda, and he served as a director and Executive Vice President of Enstar Limited, which is now a subsidiary of the Company, from 1995 until 2001. Prior to co-founding the Company, he served as the Executive Vice President, Chief Operating Officer and a director of Belvedere Group/Caliban Group from 1985 until 1994.
Skills and Qualifications
Company leader; long track record of successful acquisitions; industry expertise
Mr. O’Shea is a qualified chartered accountant who has spent more than 30 years in the insurance and reinsurance industry, including many years in senior management roles. As a co-founder of the Company, Mr. O’Shea has intimate knowledge and expertise regarding the Company and our industry. He has been instrumental in sourcing, negotiating and completing numerous significant transactions since our formation.

Director Since: 2001 Age: 63 Class: I Enstar Officer Title: President Bermuda resident; Irish citizen

Hitesh Patel

Biographical Information
Hitesh Patel served as Chief Executive Officer of Lucida, plc, a UK life insurance company, from 2012 to 2013, and prior to that as its Finance Director and Chief Investment Officer since 2007. Mr. Patel has over 30 years of experience working in the insurance industry, having served in the United Kingdom as KPMG LLP's Lead Partner on Insurance Accounting and Regulatory Services from 2000 to 2007. He originally joined KPMG in 1982 and trained as an auditor.
Certain Other Directorships
Mr. Patel is the Independent Non-Executive Chairman of Capital Home Loans Limited, a privately held buy-to-let mortgage provider and also a non-executive director of Landmark Mortgages Limited. Mr. Patel chairs the Audit Committee and is a member of the Risk Committee and Nomination and Remuneration Committee for Capital Home Loans and Landmark Mortgages Limited. Mr. Patel is a member of the Council of the London School of Hygiene and Tropical Medicine. He is also the Non-Executive Chairman of Augusta Ventures Holdings Limited which provides litigation finance. He is also the Chair of the Insurance Committee of the Institute of Chartered Accountants of England and Wales since 2012. Until December 2019, Mr. Patel served as a non-executive director at Aviva Life Holdings UK Ltd and Aviva Insurance Limited (subsidiaries of Aviva plc) and as Chairman of its Audit Committee and member of the Risk and Investment Committees.
Skills and Qualifications
Accounting expertise; regulatory and governance skills; industry experience
Mr. Patel brings significant accounting expertise to our Board, obtained from over two decades of auditing and advising insurance companies on accounting and regulatory issues, which is highly valuable to our Audit Committee. His experience with insurance regulations and the regulatory environment is also a key attribute because our company is regulated in many jurisdictions around the world. As a former industry CEO, he also has significant knowledge of corporate governance matters and practices, which is valuable to our Board and the Nominating and Governance Committee.

Director Since: 2015 Age: 60 Class: II Enstar Committee: Audit, Nominating and Governance, Risk (Chair) UK resident; UK citizen

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CORPORATE GOVERNANCE
DIRECTORSHIP ARRANGEMENTS

On June 3, 2015, CPPIB purchased 1,501,211 shares of Enstar from fund partnerships that had acquired shares as consideration in one of our acquisitions. In connection with the 2015 transaction: (i) the selling shareholders' rights terminated; and (ii) we and CPPIB entered into a new Shareholder Rights Agreement granting CPPIB contractual shareholder rights that were substantially similar to those rights previously held by the selling shareholders, including the right to designate one representative to our Board. CPPIB designated Poul Winslow as a director of the Company, and he was appointed in September 2015. The designation right terminates if CPPIB ceases to beneficially own at least 75% of the total number of voting and non-voting shares acquired by it in the original transaction. CPPIB has subsequently acquired additional shares, and its current direct and indirect holdings constitute an economic interest of approximately 17.3%.

INDEPENDENCE OF DIRECTORS

Our Board currently consists of ten directors, of which eight are non-management directors, and seven are independent. Nasdaq listing standards require that a majority of our directors be independent. For a director to be considered independent, the Board must determine that the director meets the definition of independence included in Nasdaq Marketplace Rule 5605(a)(2). This requires a determination that the director does not have any direct or indirect material relationship with us either directly or as a partner, owner, or executive officer of an organization that has a relationship with us. Our Board makes these determinations primarily based on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations, discussions with the directors, and any other known relevant facts and circumstances.
The Board determined that the following seven directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(2):
Robert Campbell
Rick Becker
Susan L. Cross
Hans-Peter Gerhardt
Myron Hendry
Hitesh Patel
Poul Winslow

For details about certain relationships and transactions among us and our executive officers and directors, see "Certain Relationships and Related Transactions."

BOARD LEADERSHIP STRUCTURE

Robert Campbell, an independent director, has served as Chairman of the Board since 2011. The Board believes Mr. Campbell is well suited to assist with the execution of strategy and business plans, to play a prominent role in setting the Board’s agenda, to act as the liaison between the Board and our senior management, and to preside at Board and shareholder meetings.
The Board believes that our corporate governance structure appropriately satisfies the need for objectivity, and includes several effective oversight means, such as:
▪the roles of Chairman and CEO are separate;
▪the Chairman is an independent director;
▪a majority of our directors are independent;

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CORPORATE GOVERNANCE
▪before or after regularly scheduled Board meetings, the independent directors meet in executive session to review, among other things, the performance of our executive officers; and
▪the Audit, Compensation and Nominating and Governance committees of the Board consist solely of independent directors who perform key functions, such as:
–overseeing the integrity and quality of our financial statements and internal controls;
–establishing senior executive compensation;
–reviewing director candidates and making recommendations for director nominations; and
–overseeing our corporate governance structure and practices.
The Board recognizes, however, that no single leadership model is right for all companies at all times and that, depending on the circumstances in the future, other leadership models might be appropriate for us.

BOARD MEETINGS AND COMMITTEES

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee, an Investment Committee and an Executive Committee. The table below sets forth the composition of each of our committees as of April 1, 2021 and the number of committee meetings held during 2020.

Director	Audit Committee(1)	Compensation Committee(2)	Nominating and Governance Committee(3)	Risk Committee(4)	Investment Committee(5)	Executive Committee(6)

Robert Campbell (Chairman of the Board)	Chair	¶	¶		Chair	Chair
Dominic Silvester					¶	¶
B. Frederick Becker	¶	Chair	Chair
James Carey					¶
Susan L. Cross	¶			¶
Hans-Peter Gerhardt		¶		¶		¶
W. Myron Hendry			¶	¶
Paul O’Shea
Hitesh Patel	¶		¶	Chair
Poul Winslow		¶			¶	¶
Total Meetings held in 2020	6	7	6	5	5	0
(1)Each member of the Audit Committee is a non-management director and is independent as defined in Nasdaq Marketplace Rule 5605(a)(2) and under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Board has determined that Mr. Campbell, Mr. Becker, Ms. Cross, and Mr. Patel qualify as audit committee financial experts pursuant to the definition set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC.
(2)Each member of the Compensation Committee is a non-management director, is independent as defined in Nasdaq Marketplace Rule 5605(a)(2), and meets the enhanced independence standards applicable to compensation committee members in Nasdaq Marketplace Rule 5605(d)(2) and the Exchange Act. Additional information on the Compensation Committee and the role of management in setting compensation is provided below in "Executive Compensation - Compensation Discussion and Analysis."
(3)Each member of the Nominating and Governance Committee is a non-management director and is independent as defined in Nasdaq Marketplace Rule 5605(a)(2).
(4)Orla Gregory, (the Company's COO) and Walker Rainey (a non-executive director of our subsidiary, StarStone Insurance Bermuda Limited) served as members of the Risk Committee until March 31, 2021. Mr. Patel, Ms. Cross, Mr. Gerhardt, and Mr. Hendry are non-management directors, and each are independent as defined in Nasdaq Marketplace Rule 5605(a)(2).
(5)Three members of the Investment Committee (Messrs. Campbell, Carey, and Winslow) are non-management directors, and two members (Messrs. Campbell and Winslow) are independent under Nasdaq Marketplace Rule 5605(a)(2). Until March 31, 2021, Orla Gregory, (the Company's COO) and Walker Rainey (a non-executive director of our subsidiary, StarStone Insurance Bermuda Limited) served on the Investment Committee. On March 31, 2021, Mr. Silvester was appointed to the Investment Committee.
(6)It is not unexpected for the Executive Committee to hold no meetings in a given year, as it is only used in situations where the full Board cannot reasonably be convened.

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CORPORATE GOVERNANCE
Our committees operate under written charters that have been approved by the Board, and each Committee reviews its charter annually and recommends any proposed changes to the Board. Current copies of the charters for all of our committees are available on our website at http://www.enstargroup.com/corporate-governance. In addition, any shareholder may receive copies of these documents in print, without charge, by contacting the Corporate Secretary at P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda. The primary responsibilities of each of our committees are described below.
AUDIT COMMITTEE

The primary responsibilities of our Audit Committee include:
▪overseeing our accounting and financial reporting process, including our internal controls over financial reporting;
▪overseeing the quality and integrity of our financial statements;
▪reviewing the qualifications and independence of our independent auditor;
▪reviewing the performance of our internal audit function and independent auditor;
▪reviewing related party transactions;
▪overseeing our compliance with legal and regulatory requirements;
▪appointing and retaining our independent auditors;
▪pre-approving compensation, fees and services of the independent auditors and reviewing the scope and results of their audit; and
▪periodically reviewing our risk exposures and the adequacy of our controls over such exposures.
COMPENSATION COMMITTEE

The primary responsibilities of our Compensation Committee include:
▪determining the compensation of our executive officers;
▪establishing our compensation philosophy;
▪overseeing the development and implementation of our compensation programs, including our incentive plans and equity plans;
▪overseeing the risks associated with the design and operation of our compensation programs, policies and practices; and
▪periodically reviewing the compensation of our directors and making recommendations to our Board with respect thereto.
NOMINATING AND GOVERNANCE COMMITTEE

The primary responsibilities of our Nominating and Governance Committee include:
▪identifying individuals qualified to become directors and reviewing any candidates proposed by directors, management or shareholders;
▪recommending committee appointments to the Board;
▪recommending the annual director nominees to the Board and the shareholders;

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CORPORATE GOVERNANCE
▪establishing director qualification criteria;
▪establishing and overseeing the group’s governance and communication frameworks and confirming the operating effectiveness of both;
▪supporting the succession planning process; and
▪advising the Board with respect to corporate governance-related matters.
RISK COMMITTEE

The primary responsibilities of our Risk Committee include:
▪assisting the Board in overseeing the integrity and effectiveness of the Company's enterprise risk management framework;
▪reviewing and evaluating the risks to which we are exposed, as well as monitoring and overseeing the guidelines and policies that govern the processes by which we identify, assess, and manage our exposure to risk;
▪reviewing and monitoring our overall risk strategy and Board-approved risk appetite and overseeing any significant mitigating actions required;
▪reviewing the Company’s forward-looking risk and solvency assessment and general capital management;
▪periodically reviewing and approving the level of risk assumed in underwriting, investment and operational activities;
▪reviewing and monitoring the potential impact of emerging risks; and
▪overseeing the Company’s environmental, social and governance risks, strategies, policies, programs and practices.
INVESTMENT COMMITTEE

The primary responsibilities of our Investment Committee include:
▪determining our investment strategy;
▪developing and reviewing our investment guidelines and overseeing compliance with these guidelines and various regulatory requirements and any applicable loan covenants;
▪overseeing our investments, including approval of investment transactions;
▪overseeing the selection, retention and evaluation of outside investment managers;
▪overseeing investment-related risks, including those related to the Company's cash and investment portfolios and investment strategies; and
▪reviewing and monitoring the Company’s investment performance quarterly and annually against plan and external benchmarks agreed from time to time.
EXECUTIVE COMMITTEE

The primary responsibility of our Executive Committee is to exercise the power and authority of the Board when the entire Board is not available to meet, except that the Executive Committee may not authorize the following:
▪the issuance of equity securities of the Company;

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CORPORATE GOVERNANCE
▪the merger, amalgamation, or other change in control transaction of the company;
▪the sale of all or substantially all of the assets of the Company;
▪the liquidation or dissolution of the Company;
▪any transaction that, in the aggregate, exceeds 10% of the Company's total assets;
▪any action that requires approval of the entire Board by the Company's Memorandum of Association or the Company's Bye-laws; or
▪any action prescribed by applicable law, rule or regulation, including but not limited to those prescribed by listing rules or SEC regulations (such as those powers granted to the Compensation, Audit, and Nominating and Governance Committees and requiring independent director decisions).

Attendance at Meetings
We expect our directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting of shareholders, absent extraordinary circumstances. Our Board of Directors met a total of eight times during the year ended December 31, 2020.
In 2020, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees of the Board on which the director served.
All directors then serving attended the 2020 annual general meeting of shareholders. In addition, in 2020, our independent directors met each quarter in executive sessions without management.
BOARD OVERSIGHT OF RISK MANAGEMENT

Risk assumption is inherent in our business, and appropriately setting risk appetite and executing our business strategies accordingly is key to our successful performance. Effective risk oversight is an important priority for the Board, which has placed strong emphasis on ensuring that we have a robust risk management framework to identify, measure, manage, monitor, and report risks that may affect the achievement of our strategic, operational and financial objectives. The overall objective of our enterprise risk management ("ERM") framework is to support good risk governance while facilitating the achievement of business objectives aligned to risk appetite. Our ERM framework contributes to an effective business strategy, capital management decision making, efficiency in operations and processes, strong financial performance, reliable financial reporting, regulatory compliance, a good reputation with key stakeholders and business continuity planning. Our Board and its committees have risk oversight responsibility and play an active role in overseeing the management of the risks we face.
Risk appetite and tolerance is set by our Board and reviewed at least annually or in connection with changes in the Company's risk profile. The primary objective of our risk appetite framework is to monitor and protect our group of companies from an unacceptable level of loss, compliance failures and adverse reputational impact. Accountability for the implementation, monitoring and oversight of risk appetite is assigned to individual corporate executives and monitored and maintained by the Risk Management function. Risk tolerance levels are monitored and deviations from pre-established levels are reported in order to facilitate responsive action.
While all of the Board's committees play a role in risk management, the Risk Committee, reporting to the full Board, oversees our enterprise risk. Our ERM governance structure is supported by a management risk committee (with regional sub-committees for our non-life run off operations) that reports to our Board's Risk Committee. These committees also provide regular detailed reporting to the Risk Committee. In addition, the Company's Chief Risk Officer regularly attends Board, Risk Committee, Audit Committee, and Investment Committee meetings.
Our ERM framework consists of numerous processes and controls that have been designed by management and implemented by employees across our organization.

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CORPORATE GOVERNANCE
The Board and its committees receive information from management relating to performance against risk appetite and strategy and regularly review information regarding, among other things, acquisitions, loss reserves, credit, liquidity and capital, investments, operations, and information security, and the risks associated with each. Our Risk Committee assists the Board in overseeing the integrity and effectiveness of our ERM framework, reviewing and evaluating the risks to which we are exposed as well as monitoring and overseeing the guidelines and policies that govern the processes by which we identify, assess and manage our exposure to risk.
Our Risk Committee is active in continuing to drive enhancements to our ERM reporting and risk appetite framework. During 2020, the Risk Committee was actively involved in overseeing and providing input regarding the Company's strategy, and provided oversight of our response to the risks that the COVID-19 pandemic presented to the Company's business, including those related to investment performance, market volatility, liquidity, letter of credit capacity, transaction pricing, underwriting, remote working and operational resilience. The Risk Committee regularly meets with members of management, including members of our management risk committee and capital management committee, to evaluate the material risks we face, including the leaders of our investments, mergers and acquisitions, capital management, actuarial, tax, finance and accounting, information technology and regulatory and compliance areas.
For more information on our ERM framework and risk profile, refer to "Item. 1 Business - Enterprise Risk Management" of our Annual Report on Form 10-K for the year ended December 31, 2020.

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CORPORATE GOVERNANCE
Our committees support the Board’s oversight of risk management in the following ways:

Committee	Risk Management Responsibilities

Risk Committee
▪Assists the Board in overseeing the integrity and effectiveness of the Company's ERM framework
▪Reviews and evaluates the risks to which the Company is exposed
▪Monitors the guidelines and policies that govern the process by which the Company identifies, assesses, and manages its exposure to risk
▪Reviews reinsurance programs and practices to ensure consistency with the Company's business plan
▪Reviews information security matters and makes recommendations to the Board
▪Reviews the Company's overall risk appetite with input from management

Audit Committee
▪Oversees the Company's internal controls over financial reporting
▪Receives direct reports on internal controls from the Company’s Internal Audit leadership, who meets with the committee on a quarterly basis and maintains an open dialogue with the Audit Committee Chairman

Compensation Committee
▪Oversees risks relating to our compensation practices by conducting an annual risk assessment of our compensation programs to ensure they are properly aligned with Company performance and do not provide incentives for employees to take inappropriate or excessive risks

Nominating and Governance Committee
▪Oversees risks relating to corporate governance matters, including with respect to reviewing Board and Committee composition and the Company’s relations with shareholders
▪Oversees and supports the Board in management succession planning

Investment Committee
▪Regularly evaluates and tests the Company's investment portfolio and investment strategies under various stress scenarios
▪Oversees compliance with investment guidelines, which assist the Company in monitoring the Company's investment-related risks
▪Monitors and evaluates the Company's internal investment management department and external investment managers

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DIRECTOR NOMINATIONS, QUALIFICATIONS AND RECOMMENDATIONS

When identifying and evaluating director nominees, our Nominating and Governance Committee considers the nominees’ personal and professional integrity, judgment, ability to represent the interests of the shareholders, and knowledge regarding insurance, reinsurance and investment matters, as well as other factors discussed below. The Nominating and Governance Committee has primarily identified candidates through its periodic solicitation of recommendations from members of the Board and individuals known to the Board, use of third-party search firms retained by the Nominating and Governance Committee, and shareholders. However, in certain private placement or acquisition-related transactions, parties have obtained the right to designate a board representative.
The most recent addition to the Board was Susan L. Cross, who joined the Board in October 2020. Ms. Cross was appointed following a director search process led by the Nominating and Governance Committee to add actuarial expertise and gender diversity to the Board. Ms. Cross, an independent director, brings extensive industry experience and executive-level actuarial expertise to our Board, which is relevant to the Board's oversight responsibility.
Ms. Cross filled the vacancy created by the resignation of Sandra Boss, who resigned from the Board effective April 2020 to pursue a full-time executive role with another business. Jie Liu, a director since 2017, resigned from the Board on February 7, 2021 in connection with the transactions described in “Certain Relationships and Related Transactions – Transactions with Hillhouse and its Affiliates. The Nominating and Governance Committee has initiated a search to replace him.
Each year, the Board and each committee conduct performance evaluations, which include consideration of whether we have the collective skill sets necessary to effectively oversee the Company's affairs. If the Board identifies areas where additional expertise would enhance the composition of the Board, the Nominating and Governance Committee will lead our efforts to identify suitable candidates with such expertise. The Nominating and Governance Committee may use third-party search firms and consider suggestions from Board members familiar with potential candidates who may be available in the market. Once a candidate is identified, the Nominating and Governance Committee undertakes an evaluation process.
The evaluation of new director candidates involves several steps, not necessarily taken in any particular order. The Nominating and Governance Committee reviews and verifies the candidate's qualifications and background information and evaluates the candidate's attributes relative to the identified needs of the Board. If the Nominating and Governance Committee wishes to pursue a candidate further, it arranges candidate interviews with committee members and other directors. After assessing the feedback, the Nominating and Governance Committee presents each selected candidate to the Board for consideration.
For incumbent directors, the Nominating and Governance Committee reviews each director’s overall service to the Company during the director’s term, including the director’s level of participation and quality of performance. The Nominating and Governance Committee considered and nominated the candidates proposed for election as directors at the Annual General Meeting, with the Board unanimously agreeing on the nominees.
Diversity
We seek to identify candidates who represent a mix of backgrounds and experiences that will improve the Board’s ability, as a whole, to serve our needs and the interests of our shareholders. In February 2019, the Board adopted a formal diversity policy applicable to the selection of directors. The Board considers diversity to include gender, ethnicity, nationality, age, sexual orientation, geographic background, and other personal characteristics. The Board's diversity policy requires the Nominating and Governance Committee to actively consider diversity in its regular assessments of board composition and in its efforts to identify potential director candidates, including specifically instructing any director search firm (if engaged) to include diverse candidates in its search. The Nominating and Governance Committee is following this policy in its review of potential candidates to take over the seat previously held by Jie Liu, and the Board is committed to adding another woman as part of an initiative to increase its overall diversity.

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Enstar's Board includes directors of diverse characteristics, including gender, ethnicity, nationality, age, geography, experience and backgrounds.
Director Qualifications
Our Board has identified several categories of primary skills and/or experience that we look for in our directors. The Board reviews these categories from time to time, alongside its consideration of whether there are new areas that would benefit it in executing its oversight duties. These categories are set forth and defined below under the heading, "Board Skills Summary."
Given the complex nature of our business and the insurance and reinsurance industry, we seek to include directors whose experiences, although varying and diverse, are also complementary to and demonstrate a familiarity with the substantive matters necessary to lead the Company and navigate our business.
Board Skills Summary
The chart below highlights several categories of skills for our directors, and we have indicated the particular strengths of each director in the columns shown. While many of our directors have a wide range of experience covering all of these areas, we specifically designate expertise or leading experience in the following categories:
▪Extensive Insurance Industry Experience - including in executive, director or other leadership roles at major insurance institutions
▪Risk Management - in terms of establishing risk appetite levels and risk management processes for our operations, acquisitions, underwriting, and investment portfolios
▪Finance and Accounting - including developing and understanding our finance and capital management needs in line with our strategies, as well as financial reporting, audit and actuarial-related expertise
▪Investment - expertise related to assessing our investment portfolios and determining our investment strategy in line with our risk appetite
▪Strategy - challenging management on setting and/or adjusting business strategies, including acquisitions, divestitures, operations, and investments
▪Corporate Governance - including understanding, developing, and championing governance procedures and protections that drive Board and management accountability and protection of shareholder interests
▪Regulatory and Government - a deep understanding of the highly regulated environment in which we operate, and the ever-changing regulations and requirements that govern our operations and shape our future strategies
▪Business Operations and Technology - a practical understanding of developing, implementing, and assessing business operations, processes, and associated risks, including information systems and technology used therein

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	Extensive Insurance Industry Experience	Risk Management	Finance and Accounting	Investment	Strategy	Corporate Governance	Regulatory and Government	Business Operations and Technology

Robert Campbell			¶	¶	¶	¶
Rick Becker	¶	¶	¶		¶	¶
James Carey	¶		¶	¶	¶
Susan L. Cross	¶	¶	¶				¶	¶
Hans-Peter Gerhardt	¶	¶			¶		¶
Myron Hendry	¶	¶						¶
Paul O'Shea	¶		¶		¶		¶
Hitesh Patel	¶	¶	¶	¶		¶	¶
Dominic Silvester	¶		¶	¶	¶
Poul Winslow		¶	¶	¶		¶
Shareholder Recommendations
In accordance with its charter, the Nominating and Governance Committee will consider director candidates submitted by shareholders. Shareholders may recommend candidates to serve as directors by submitting a written notice to the Nominating and Governance Committee at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda. Shareholder recommendations must be accompanied by sufficient information to assess the candidate’s qualifications and contain the candidate’s consent to serve as director if elected. Shareholder nominees will be evaluated by the Nominating and Governance Committee in the same manner as nominees it selects itself.

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to all of our directors and employees, including all senior executives and financial officers. A copy of our Code of Conduct is available on our website at http://www.enstargroup.com/corporate-governance by clicking on "Code of Conduct."
In addition, any shareholder may receive a copy of the Code of Conduct or any of our committee charters in print, without charge, by contacting Investor Relations at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM JX, Bermuda. We intend to post any amendments to our Code of Conduct on our website. In addition, we intend to disclose any waiver of a provision of the Code of Conduct that applies to our senior executives and financial officers by posting such information on our website or by filing a Form 8-K with the SEC within the prescribed time period. No such waivers currently exist.

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CORPORATE GOVERNANCE
SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders and other interested parties may send communications to the Board by sending written notice to:
Enstar Group Limited
Attention: Corporate Secretary
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton, HM JX
Bermuda
The notice may specify whether the communication is directed to the entire Board, to the independent directors, or to a particular Board committee or individual director.
Our Corporate Secretary's office will handle routine inquiries and requests for information. If our Corporate Secretary or Assistant Corporate Secretary determines the communication is made for a valid purpose and is relevant to the Company and its business, they will forward the communication to the entire Board, to the independent directors, to the appropriate committee chairman or to the individual director as the notice was originally addressed. At each regular meeting of the Board, our Corporate Secretary or Assistant Corporate Secretary will present a summary of all communications received since the previous meeting that were not forwarded and will make those communications available to the directors on request.

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CORPORATE GOVERNANCE
DIRECTOR COMPENSATION

2020 Director Compensation Program
Our Compensation Committee is responsible for periodically reviewing non-employee director compensation and making recommendations to our Board with respect to any changes. The Compensation Committee conducts a comprehensive review no less than biennially, which may include working with our independent compensation consultant.
In 2020, our director compensation program included:
▪a retainer payable quarterly for non-employee directors, and additional retainers payable quarterly for the Chairman of the Board and committee chairs; and
▪an equity retainer payable annually in the form of restricted ordinary shares with a one-year vesting period for non-employee directors and the Chairman of the Board; and meeting fees for all Board and committee meetings attended.
Directors who are employees of the Company receive no fees for their services as directors. Pursuant to the terms of his employment with Canada Pension Plan investment Board ("CPPIB"), cash fees earned by Mr. Winslow are paid directly to CPPIB, and he has waived his equity retainer fee. Mr. Carey holds fees accrued for his service as a director solely for the benefit of Stone Point Capital, of which he is a Managing Director. In addition, pursuant to the terms of his employment with Hillhouse, cash fees earned by Mr. Liu during his time as a director on our Board were paid directly to Hillhouse.
Our director retainer and meeting fees in place as of December 31, 2020 are set forth below. Committee fees differ due to workload and composition of each committee and are periodically evaluated by the Compensation Committee.

2021 Retainer Fees	Annual Amounts Payable	2020 Meeting Fees	Amounts Payable for Attendance

Non-Employee Directors(1)	$175,000	Board Meetings (in Person)	$3,500
Chairman of the Board(1)	$175,000	Board Meetings (by teleconference)	$1,000
Audit Committee Chairman	$10,000	Audit Committee Meetings	$1,500
Compensation Committee Chairman	$20,000	Compensation Committee Meetings	$1,250
Nominating and Governance Committee Chairman	$5,000	Nominating and Governance Committee Meetings	$1,000
Investment Committee Chairman	$5,000	Investment Committee Meetings	$1,250
Risk Committee Chairman	$10,000	Risk Committee Meetings	$1,250
(1)The non-employee director fee and the Chairman of the Board fee are each payable half in cash and half in restricted ordinary shares subject to a one-year vesting period.

Deferred Compensation Plan
The Amended and Restated Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors (the "Deferred Compensation Plan") provides each non-employee director with the opportunity to elect (i) to defer receipt of all or a portion of his or her cash or equity compensation until retirement or termination and (ii) to receive all or a portion of his or her cash compensation for services as a director in the form of our ordinary shares instead of cash.
Non-employee directors electing to defer compensation have such compensation converted into share units payable as a lump sum distribution after the director leaves the Board. The lump sum share unit distribution is made

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in the form of ordinary shares, with fractional shares paid in cash. Non-employee directors electing to receive compensation in the form of ordinary shares receive whole ordinary shares (with any fractional shares payable in cash) as of the date compensation would otherwise have been payable. A director's participation in the Deferred Compensation Plan does not affect the vesting schedule of the equity portion of the retainer fees described above.
Director Compensation Table
The following table summarizes the 2020 compensation of our non-employee directors who served during the year. Messrs. Silvester and O'Shea, as employees, are not eligible to receive compensation for Board service.

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Total

Robert Campbell	$207,500	$175,000	$382,500
B. Frederick Becker	$138,750	$100,000	$238,750
Sandra Boss(4)	$37,500	$—	$37,500
James Carey(5)	$93,250	$100,000	$193,250
Susan L. Cross	$18,750	$50,000	$68,750
Hans-Peter Gerhardt(6)	$93,250	$100,000	$193,250
W. Myron Hendry	$43,250	$100,000	$143,250
Jie Liu(7)	$88,750	$100,000	$188,750
Hitesh Patel	$116,250	$100,000	$216,250
Poul Winslow(8)	$101,000	$—	$101,000
(1)Director fees listed in this column may be deferred by directors under the Deferred Compensation Plan.
(2)Share units (rounded to the nearest whole share) acquired in lieu of the cash compensation portion of director retainer fees for 2020 under the Deferred Compensation Plan were as follows: (a) Mr. Campbell — 1,253 units and (b) Mr. Carey — 561 units. Total share units under the Deferred Compensation Plan held by directors as of the record date are described in the footnotes to the Principal Shareholders and Management Ownership table. Mr. Patel received 351 ordinary shares in lieu of fees earned in cash for 2020.
(3)This column lists the aggregate grant date fair value of Enstar restricted ordinary shares awarded to directors as part of their Board retainer and Chairman of the Board retainer, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. The value of the restricted ordinary shares is determined based on the closing price of our ordinary shares on the grant date. For information on the valuation assumptions with respect to awards made, refer to Note 19 to our consolidated financial statements for the year ended December 31, 2020, as included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. Restricted ordinary shares are subject to a one-year vesting period and are forfeited in their entirety if a director leaves the Board prior to the vesting date. Restricted ordinary share awards listed in this column may be deferred by directors under the Deferred Compensation Plan in the form of restricted share units, subject to the same one-year vesting period ("RSUs"). The number of restricted ordinary shares or RSUs (rounded to nearest whole share) acquired by our directors during 2020 was as follows: (a) Mr. Campbell — 1,147 RSUs; (b) Mr. Becker — 656 restricted ordinary shares; (c) Mr. Carey – 656 RSUs; (d) Ms. Cross – 307 restricted ordinary shares; (e) Mr. Gerhardt — 656 restricted ordinary shares; (f) Mr. Hendry — 656 RSUs; (g) Mr. Liu — 656 restricted ordinary shares; and (g) Mr. Patel — 656 RSUs. Fractional amounts are payable in cash at the time of vesting. Total restricted ordinary shares and RSUs held by directors as of the record date are described in the footnotes to the Principal Shareholders and Management Ownership table.
(4)Ms. Boss resigned from the Board on April 1, 2020, and therefore did not receive an annual equity grant for 2020.
(5)Mr. Carey holds fees accrued for his service as a director solely for the benefit of Stone Point Capital, of which he is a Managing Director.
(6)In addition to the fees reported in the table, Mr. Gerhardt received $196,883 during 2020 as compensation for his services as a director of our subsidiary, StarStone Specialty Holdings Limited.
(7)Fees earned by Mr. Liu in cash are payable directly to Hillhouse pursuant to the terms of his employment. Mr. Liu resigned from our Board effective February 7, 2021.
(8)Mr. Winslow has waived his annual equity retainer. Fees earned by him in cash are payable directly to CPPIB pursuant to the terms of his employment.

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EXECUTIVE OFFICERS

Dominic Silvester	Chief Executive Officer

Biographical Information
Dominic Silvester has served as a director and the Chief Executive Officer of the Company since its formation in 2001. In 1993, Mr. Silvester began a business venture in Bermuda to provide run-off services to the insurance and reinsurance industry. In 1995, the business was assumed by Enstar Limited, which is now a subsidiary of the Company, and for which Mr. Silvester has since then served as Chief Executive Officer. Prior to co-founding the Company, Mr. Silvester served as the Chief Financial Officer of Anchor Underwriting Managers Limited from 1988 until 1993.

	Officer Since: 2001	Age: 60

Paul O'Shea	President

Biographical Information
Paul O’Shea was appointed as President of the Company in December 2016. He previously served as Executive Vice President and Joint Chief Operating Officer of the Company since our formation in 2001, and has also been a director throughout this time. He leads our mergers and acquisitions operations, including overseeing our transaction sourcing, due diligence, and negotiations processes. In 1994, Mr. O’Shea joined Dominic Silvester in his run-off business venture in Bermuda, and he served as a director and Executive Vice President of Enstar Limited, which is now a subsidiary of the Company, from 1995 until 2001. Prior to co-founding the Company, he served as the Executive Vice President, Chief Operating Officer and a director of Belvedere Group/Caliban Group from 1985 until 1994.

	Officer Since: 2001	Age: 63

Orla Gregory	Chief Operating Officer

Biographical Information
Orla Gregory was appointed as Chief Operating Officer during 2016. She previously served as Chief Integration Officer from February 2015; Executive Vice President of Mergers and Acquisitions of our subsidiary, Enstar Limited, from May 2014; and Senior Vice President of Mergers and Acquisitions from 2009. She has been with the Company since 2003. Ms. Gregory served as Financial Controller of Irish European Reinsurance Company Ltd. in Ireland from 2001 to 2003, and she was an Investment Accountant with Ernst & Young Bermuda 1999 to 2001. Prior to that, Ms. Gregory worked for QBE Insurance & Reinsurance (Europe) Limited in Ireland from 1993 to 1998 as a Financial Accountant.

	Officer Since: 2015	Age: 46

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Nazar Alobaidat	Chief Investment Officer

Biographical Information
Nazar Alobaidat joined Enstar as Chief Investment Officer in 2016. He formerly served as Managing Director and CIO of AIG Property Casualty’s U.S., Canada and Bermuda regions and was with AIG from 2009-2016. Prior to that, he served as Vice President within the investment banking division of Lehman Brothers and Barclays Capital, specializing in derivatives and financing transactions for corporate clients of the investment bank. He previously served in the capital markets group of Deloitte from 2001-2006. Mr. Alobaidat is also a Certified Public Accountant.

	Officer Since: 2016	Age: 43

Paul Brockman	Chief Claims Officer

Biographical Information
Paul Brockman was appointed Chief Claims Officer in September 2020. He previously served as the President and Chief Executive Officer of Enstar (US) Inc. ("Enstar US") from July 2016 to September 2020. He served as President and Chief Operating Officer of Enstar US from November 2014 to July 2016. From October 2012 to November 2014, he served as Senior Vice President, Head of Commutations for Enstar US. Before joining Enstar US, he worked as Head of Reinsurance for Resolute Management Services UK Ltd. in its London office from April 2007 to October 2012 and, from April 2001 to April 2007, he worked as Manager of Reinsurance Cash Collection and Debt Litigation within the reinsurance asset division of Equitas Management Services Ltd in London.

	Officer Since: 2016	Age: 48

Zachary Wolf	Chief Financial Officer

Biographical Information
Zachary Wolf was appointed as Chief Financial Officer, effective March 2, 2021. He joined Enstar as Deputy Chief Financial Officer in September 2020, having previously served as Executive Vice President, Strategic Development at AmTrust Financial Services, Inc. (“AmTrust”) since January 2020. From 2017 to 2020, he served as Deputy CFO and Senior Vice President at AmTrust, and prior to that was Vice President of Strategic Development from 2013 to 2017. Before joining AmTrust, Mr. Wolf worked in the financial services industry, including for six years at Standard & Poor’s as a senior director.

	Officer Since: 2021	Age: 40

Audrey Taranto	General Counsel

Biographical Information
Audrey Taranto has served as General Counsel since February 2019. From June 2017 to February 2019, she served as Group Head of Legal and from to April 2012 to June 2017 as SVP, Securities Counsel. She continues to serve as the Company’s Corporate Secretary, a position she has held since 2012. Prior to 2012, she was Senior Counsel and Assistant Corporate Secretary at Cigna Corporation and an Associate in the corporate department of Drinker Biddle & Reath LLP.

	Officer Since: 2020	Age: 41

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PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The table below sets forth information as of April 13, 2021 (unless otherwise indicated) regarding beneficial ownership of our voting ordinary shares by each of the following, in each case based on information provided to us by these individuals:
▪each person or group known to us to be the beneficial owner of more than 5% of our ordinary shares;
▪each of our current directors and director nominees;
▪each of the individuals named in the Summary Compensation Table; and
▪all of our current directors and executive officers as a group.
The table describes the ownership of our voting ordinary shares (including restricted voting ordinary shares), which are the only shares entitled to vote at the Annual General Meeting. Percentages are based on 18,597,544 ordinary shares outstanding as of April 13, 2021. Certain shareholders listed in the table also hold non-voting ordinary shares, as described in "-Non-Voting Ordinary Shares."
Voting Ordinary Shares
Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Hillhouse(1)	1,747,840	9.4%
Stone Point Capital LLC(2)	1,635,986	8.8%
Canada Pension Plan Investment Board(3)	1,501,211	8.1%
Wellington Management Group LLP(4)	1,456,965	7.8%
The Vanguard Group(5)	1,067,122	5.7%
Poul Winslow (as a Trustee of CPPIB Epsilon Ontario Trust)(6)	741,735	4.0%
Dominic Silvester(7)	585,022	3.1%
Paul O’Shea(8)	238,644	1.3%
Robert Campbell(9)	164,654	0.9%
Orla Gregory(10)	45,550	*
Hans-Peter Gerhardt(11)	12,946	*
Guy Bowker(12)	9,713	*
James Carey(13)	6,883	*
Paul Brockman(14)	5,356	*
B. Frederick Becker(15)	4,860	*
Hitesh Patel(16)	4,426	*
W. Myron Hendry(17)	976	*
Susan L. Cross(18)	712	*
Zachary Wolf(19)	—	*
All Current Executive Officers and Directors as a group (15 persons)(20)	1,826,978	9.8%
* Less than 1%
(1)Based on information provided in a Schedule 13D/A filed on April 2, 2019 by Hillhouse Capital Advisors, Ltd. ("Hillhouse Advisors") with respect to 543,487 shares and a 13D/A filed on April 2, 2019 by Hillhouse Capital Management, Ltd. ("Hillhouse Management") with respect to 1,204,353 shares. Hillhouse Advisors and Hillhouse Management each have sole voting power and sole dispositive power over all of the shares reported in their respective 13D/A filings. The principal address for both Hillhouse Advisors and Hillhouse Management is DMS House, 20 Genesis Close, George Town, Grand Cayman, Cayman Islands KY1-1103.
(2)Based on information provided in a Schedule 13D/A filed jointly on June 22, 2020 by Trident V, L.P. (“Trident V”), Trident Capital V, L.P. (“Trident V GP”), Trident V Parallel Fund, L.P. (“Trident V Parallel”), Trident Capital V-PF, L.P. (“Trident V Parallel GP”), Trident V Professionals Fund, L.P. (“Trident V Professionals” and, together with Trident V and Trident V Parallel, the “Trident V Funds”), Stone Point

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GP Ltd. (“Trident V Professionals GP” and, together with Trident V GP and Trident V Parallel GP, the “Trident V GPs”) (collectively, the “Stone Point Partnerships”), Stone Point Capital LLC (“Stone Point”), Trident Public Equity LP (“TPE LP”) and Trident Public Equity GP LLC. Each of the following persons may be deemed to beneficially own an aggregate of the 1,635,986 Ordinary Shares held by or held for TPE LP: (i) each of the Trident V Funds, which has shared voting and dispositive power with respect to such shares; (ii) Trident V GP, in its capacity as sole general partner of Trident V; (iii) Trident V Parallel GP, in its capacity as sole general partner of Trident V Parallel; (iv) Trident V Professionals GP, in its capacity as sole general partner of Trident V Professionals; (v) Stone Point, in its capacity as the manager of each of the Trident V Funds; and (vi) TPE GP, in its capacity as sole general partner of TPE LP. James Carey, a member of our Board, is a member and Managing Director of Stone Point, an owner of one of four general partners of each of Trident V GP and Trident V Parallel GP, and a shareholder and director of Trident V Professionals GP. See footnote 13 with respect to 6,883 ordinary shares issuable to Mr. Carey pursuant to the Deferred Compensation Plan and not included in Stone Point’s total reported holdings of 1,635,986 shares. Although these share units accrue to Mr. Carey personally, he holds these share units solely for the benefit of Stone Point, which may be deemed an indirect beneficial owner. The principal address for each Stone Point entity is c/o Stone Point at its principal address, which is 20 Horseneck Lane, Greenwich, CT 06830.
(3)Based on information provided in a Schedule 13D/A filed jointly on June 15, 2018 by (a) CPPIB, (b) CPPIB Epsilon Ontario Limited Partnership ("CPPIB LP"), (c) CPPIB Epsilon Ontario Trust ("CPPIB Trust"), (d) Poul A. Winslow and (e) R. Scott Lawrence. CPPIB's reported holding of 1,501,211 ordinary shares excludes 741,735 ordinary shares held indirectly through CPPIB LP. CPPIB Trust is the general partner of CPPIB LP, and Messrs. Winslow and Lawrence are trustees of CPPIB Trust. By virtue of their roles as a trustee of CPPIB Trust, Messrs. Winslow and Lawrence have shared voting and shared dispositive power over the shares. CPPIB also owns 1,192,941 Series C non-voting ordinary shares and 404,771 Series E non-voting ordinary shares. The principal address of the above persons and entities is One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 Canada.
(4)Based on information provided in a Schedule 13G/A filed on February 3, 2021 by Wellington Management Group LLP ("Wellington"), Wellington Group Holdings LLP ("Wellington Holdings") and Wellington Investment Advisors Holdings LLP ("Wellington Advisors"). Wellington, Wellington Holdings and Wellington Advisors have shared voting power over 1,207,752 shares and shared dispositive power over 1,456,965 shares. The principal address for Wellington, Wellington Holdings and Wellington Advisors is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(5)Based on information provided in a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group ("Vanguard"). Vanguard has shared voting power over 12,091 shares, sole dispositive power over 1,044,240 shares and shared dispositive power over 22,882 shares. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Consists of 741,735 shares held by CPPIB LP. Mr. Winslow is one of two trustees of the CPPIB Trust, which is the general partner of CPPIB LP, but he has no pecuniary interest in the shares held by CPPIB LP. Mr. Winslow disclaims any beneficial ownership of the shares owned by CPPIB. See footnote 3.
(7)Consists of (a)101,854 ordinary shares held directly by Mr. Silvester and (b) 483,168 shares held indirectly by Rock Pigeon Limited, a Guernsey company, of which Mr. Silvester and his spouse own 58.66% and 41.34%, respectively. Does not include Mr. Silvester's Joint Share Ownership Interest in 565,630 ordinary shares relating to an award granted to Mr. Silvester under our Joint Share Ownership Plan, a sub-plan of our Amended and Restated 2016 Equity Incentive Plan. Under the terms of a joint share ownership agreement between Enstar, Mr. Silvester and the trustee of the Enstar Group Limited Employee Benefit Trust, Mr. Silvester holds a shared ownership interest with the Trustee in the ordinary shares underlying the award, subject to certain vesting and other conditions. The Trustee holds the legal title of all the ordinary shares underlying the award, and all voting rights in respect of the shares underlying the award have been waived.
(8)Consists of (a) 90,813 ordinary shares held directly by Mr. O’Shea and (b) 147,831 ordinary shares held by the Elbow Trust (of which Mr. O'Shea and his immediate family are the sole beneficiaries). Does not include 7,286 RSUs that vest in two equal annual installments beginning on January 21, 2022 and 32,785 outstanding PSUs subject to vesting conditions based on the Company's financial performance. The trustee of the Elbow Trust is R&H Trust Co. (BVI) Ltd. 12,500 ordinary shares held directly by Mr. O'Shea and all ordinary shares held by the Elbow Trust are held in margin accounts. As of April 13, 2021, the aggregate margin balance on such accounts was $0.9 million.
(9)Consists of 43,256 ordinary shares held directly by Mr. Campbell, (b) 42,500 ordinary shares held by a self-directed pension plan, (c) 32,300 ordinary shares owned by Mr. Campbell’s spouse, (d) 25,050 ordinary shares owned by Osprey Partners, (e) 12,400 ordinary shares owned by Mr. Campbell’s children, (f) 3,000 ordinary shares owned by the Robert J. Campbell Family Trust, (g) 2,500 ordinary shares owned by the F.W. Spellissy Trust, (h) 500 ordinary shares owned by the Amy S. Campbell Family Trust, and (i) 2,148 ordinary shares issuable pursuant to the Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors.
(10)Consists of 45,550 ordinary shares held directly by Ms. Gregory. Does not include 6,721 RSUs that vest in two approximately equal annual installments beginning on January 21, 2022 and 20,163 outstanding PSUs subject to vesting conditions based on the Company's financial performance.
(11)Consists of 12,541 ordinary shares and 405 restricted ordinary shares held directly by Mr. Gerhardt scheduled to vest on April 1, 2022.
(12)Consists of 9,713 ordinary shares held directly by Mr. Bowker.
(13)Consists of 6,883 ordinary shares issuable pursuant to the Deferred Compensation Plan held by Mr. Carey solely for the benefit of Stone Point, of which Mr. Carey is a Managing Director. Mr. Carey disclaims beneficial ownership of these share units, except to the extent of his pecuniary interest therein, if any. Stone Point may be deemed an indirect beneficial owner of these ordinary shares. Does not include the ordinary shares held by the Trident V Funds described in footnote 2. Mr. Carey is a member of the investment committee and owner of one of the four general partners of both of Trident V GP (the general partner of Trident V) and Trident V Parallel GP (the general partner of Trident V Parallel). Mr. Carey is also a member and Managing Director of Stone Point and a shareholder and director of Trident V Professionals GP, which is the general partner of Trident V Professionals. Mr. Carey disclaims beneficial ownership of the shares held of record or beneficially by Stone Point, except to the extent of any pecuniary interest therein.
(14)Consists of 5,356 ordinary shares held directly by Mr. Brockman. Does not include 35 RSUs that vest on November 17, 2021 and 1,468 RSUs that vest in two equal annual installments beginning on March 20, 2022. Does not include 7,005 outstanding PSUs subject to vesting conditions based on the Company's financial performance.
(15)Consists of (a) 655 ordinary shares held directly by Mr. Becker, (b) 3,800 ordinary shares issuable to Mr. Becker pursuant the Deferred Compensation Plan, and (c) 405 restricted ordinary shares scheduled to vest on April 1, 2022.
(16)Consists of 484 ordinary shares held directly by Mr. Patel and 3,942 ordinary shares issuable to Mr. Patel pursuant to the Deferred Compensation Plan.
(17)Consists of 976 ordinary shares issuable to Mr. Hendry pursuant the Deferred Compensation Plan.

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(18)Consists of 306 restricted ordinary shares held directly by Ms. Cross scheduled to vest on October 1, 2021 and 405 restricted ordinary shares held directly by Ms. Cross scheduled to vest on April 1, 2022.
(19)Does not include 3,286 RSUs held by Mr. Wolf that vest in three approximately equal annual installments beginning on September 21, 2021.
(20)See footnotes 6 through 19.

Non-Voting Ordinary Shares
In addition to voting ordinary shares, we had a total of 3,599,272 issued and outstanding non-voting ordinary shares as of April 13, 2021. These shares are held by CPPIB and Hillhouse, as set forth in the table below.

Name of Beneficial Owner	Ordinary Voting Shares	Series C Non-Voting Ordinary Shares	Series E Non-Voting Ordinary Shares	Economic Interest
CPPIB and CPPIB Trust	2,242,946	1,192,941	404,771	17.3%
Hillhouse	1,747,840	1,496,321	505,239	16.9%
For additional information on our non-voting ordinary shares, refer to Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Procedures
From time to time, we have participated in transactions in which one or more of our directors, executive officers or large shareholders has an interest. These transactions, called related-party transactions, are described below. All related-party transactions require the approval of our Audit Committee (comprised entirely of independent directors), which reviews each transaction for fairness, business purpose, and reasonableness. Each transaction involving the Company and an affiliate entered into during 2020 was approved by our Audit Committee. Investment transactions with related parties are also subject to the review and approval of our Investment Committee.
In addition, our Board has adopted a Code of Conduct, which states that our directors, officers and employees must avoid engaging in any activity that might create a conflict of interest or a perception of a conflict of interest. The Code of Conduct requires these individuals to raise any proposed or actual transaction that they believe may create a conflict of interest for Audit Committee consideration and review. In any situation where an Audit Committee member could be perceived as having a potential conflict of interest, that member is expected to recuse himself from the matter, and the non-interested members of the Audit Committee review the transaction.
On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. A summary of responses from the questionnaires is reported to the Audit Committee.

Transactions Involving Related Persons
Transactions with Stone Point and its Affiliates
Through several private transactions occurring from May 2012 to July 2012 and an additional private transaction that closed in May 2018, investment funds managed by Stone Point Capital LLC ("Stone Point") have acquired an aggregate of 1,635,986 of our Voting Ordinary Shares (which constitutes approximately 8.8% of our outstanding voting ordinary shares). In November 2013, we appointed James D. Carey to our Board of Directors. Mr. Carey is the sole member of an entity that is one of four general partners of the entities serving as general partners for the Trident funds, is a member of the investment committees of such general partners, and is a member and Managing Director of Stone Point, the manager of the Trident funds.
Investments
We have made various investments in funds and separate accounts managed by Stone Point or affiliates of Stone Point, and we have also made direct investments in entities affiliated with Stone Point. Regarding these investments:
•Where we have made an investment in a fund, the manager of such fund generally charges certain fees to the fund, which are deducted from the net asset value.
•The aggregate fee amounts in respect of fund investments included in the table below are estimated using the fee provisions applicable to each fund pursuant to the relevant subscription documents. No cash payments were made in respect of these fee amounts.
•We are treated no less favorably than similarly situated investors in these funds, and fees charged pursuant to investments affiliated with Stone Point were on an arm's-length basis.

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Name of Investment	Aggregate Investment as of December 31, 2020	Carrying Value as of December 31, 2020	2020 Aggregate Fees
	(In thousands of U.S. dollars)
SKY Harbor Global Funds(1)	$148,831	$210,017	$1,700
Trident Funds(2)	$10,471	$34,394	$2,500
Eagle Point Credit Fund L.P.(3)	$93,354	$116,754	$1,600
Eagle Point Credit Management LLC (Separate Account)(4)	N/A	$207,312	$1,140
SKY Harbor Global Funds (Separate Account)(5)	N/A	$134,732	$480
PRIMA Capital Advisors, LLC (Separate Account)(6)	N/A	$87,655	$298
AMT Commercial Funding (Cayman) LP(7)	$9,250	$9,250	$103
Henderson Park Real Estate Fund(8)	$22,919	$27,278	$800
Sound Point Credit Opportunities Offshore Fund, Ltd.(9)	$17,500	$19,844	$300
(1)SKY Harbor Global Funds is a fund managed by companies in which the Trident funds have indirect ownership interests.
(2)We have made the following commitments to invest in funds managed by Stone Point: (i) up to $20.0 million in Trident VI Parallel Fund L.P. and Trident VI Parallel AIV-I, LP made in 2014; (ii) $15.8 million in T-VI Co-Invest-A LP (collectively with Trident VI Parallel Fund L.P. and Trident VI Parallel AIV-I, LP, the "Trident VI Funds") made in 2015; (iii) up to $10.0 million in Trident VII, L.P. (the "Trident VII Fund") made in 2017; and (iv) up to $10.0 million in Trident VIII, L.P., made in 2019. The Trident VI Funds and the Trident VII Fund and its affiliates collectively own an approximate 37% interest in Alliant Insurance Services, an insurance brokerage firm. Alliant Insurance Services has provided brokerage services to our StarStone companies in the ordinary course of business and has received commission fees for business produced on an arm's-length basis.
(3)Eagle Point Credit Fund L.P. is a fund managed by Eagle Point Credit Management LLC, a company indirectly owned in part by Trident VI Parallel Fund L.P. Mr. Carey is a member of the Board of Managers of the Eagle Point Credit Management LLC.
(4)Investment in separate account managed by Eagle Point Credit Management LLC.
(5)Investment in separate account managed by an affiliate of Sky Harbor Global Funds.
(6)Investment in a separate account managed by PRIMA Capital Advisors, LLC, a registered investment adviser, which is indirectly owned in part by funds managed by Stone Point.
(7)AMT Commercial Funding (Cayman) LP is a special purpose lending vehicle managed by Sound Point Capital in which we agreed to invest $10.0 million in the form of a loan participation.
(8)We have committed to invest $35.0 million in Henderson Park Real Estate Fund, of which $12.5 million remains outstanding. Henderson Park Real Estate Fund is owned, in part, by the Trident VII Fund.
(9)Sound Point Credit Opportunities Offshore Fund, Ltd. is a fund managed by Sound Point Capital. Mr. Carey has an indirect minority ownership interest in, and serves as a member on the board of managers of, Sound Point Capital.
We also have investments in the following entities affiliated with Stone Point Capital, which were entered into prior to January 1, 2020, in respect of which no fees were incurred during 2020:
•Eagle Point Income Company, Inc. (a publicly-traded, non-diversified, closed-end management investment company managed by Eagle Point Credit Management LLC);
•SPC Opportunities Parallel Fund, L.P. (a fund managed by Stone Point in which we have committed to invest an aggregate amount of $30.0 million, of which $14.3 million remains outstanding);
•Stone Point Credit Corporation (a business development company in which we have committed to invest an aggregate amount of $50.0 million, of which $48.1 million remains outstanding);
•Marble Point Investments LP, the general partner of which is an affiliate of Eagle Point Credit Management LLC.
•Marble Point Fund, an affiliate of the Eagle Point Credit Management LLC;
•direct investments in CLO equity securities and CLO debt securities for which Marble Point Investments LP acts as collateral manager;
•Mitchell TopCo Holdings (the parent company of Mitchell International and Genex Services LLC);
•Sound Point CLO Fund, Ltd. (a fund managed by Sound Point Capital);
•direct investments in CLO equity securities and CLO debt securities for which Sound Point Capital acts as collateral manager;

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•a separate account managed by Sound Point Capital; and
•Evergreen Parent L.P. (the parent company of AmTrust Financial Services, Inc. in which we own 8.5% and Trident Pine Acquisition LP, an affiliate of Stone Point, owns 21.8% of the equity interests).
On March 19, 2021, we entered into a commitment letter to invest $12 million in T-VIII Celestial Co-Invest LP, an entity formed by Stone Point to participate in a private equity transaction to acquire CoreLogic, Inc. (NYSE: CLGX). The transaction is expected to close in the second quarter of 2021, subject to the receipt of certain regulatory approvals.
From time to time, certain of our directors and executive officers have made personal commitments and investments in entities that are affiliates of, or otherwise related to, funds managed by Stone Point or Sound Point Capital, including some of the entities listed herein.
StarStone and Atrium
On November 30, 2020, we and Stone Point completed the sale and recapitalization of StarStone U.S. to Core Specialty in a transaction described in Note 5 - "Divestitures, Held-for-Sale Businesses and Discontinued Operations" to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, we owned an indirect 59.0% interest in North Bay Holdings Limited ("North Bay"), and the Trident V Funds and the Dowling Funds owned 39.3% and 1.7%, respectively. As of December 31, 2020, North Bay owned 100.0% of StarStone Specialty Holdings Limited (“SSHL”), the holding company for the StarStone Group, which previously included StarStone U.S. North Bay also owned 92.1% of Northshore Holdings Limited ("Northshore"), the holding company that owned Atrium Underwriting Group Limited and its subsidiaries (collectively, "Atrium") and Arden Reinsurance Company Ltd. ("Arden") as of December 31, 2020, with the remaining share ownership of Northshore being held on behalf of certain Atrium employees.
On January 1, 2021, following the sale of StarStone U.S., pursuant to the terms of a Recapitalization Agreement entered into on August 13, 2020 among us, the Trident V Funds and the Dowling Funds, we exchanged a portion of our indirect interest in Northshore for all of the Trident V Funds’ indirect interest in StarStone U.S., which was owned through an interest in Core Specialty (the “Exchange Transaction”). Following the Exchange Transaction, we own 24.7% of Core Specialty on a fully diluted basis, which in turn owns StarStone U.S., and 13.8% of Northshore, which continues to own Atrium and Arden. Furthermore, the Trident V Funds no longer own any interest in Core Specialty but own 76.3% of Northshore, while the Dowling Funds own 0.4% of Core Specialty and 1.6% of Northshore. The Exchange Transaction had no impact on the ultimate ownership of SSHL, which continues to own StarStone International, with us, the Trident V Funds and the Dowling Funds retaining our and their current ownership interests in SSHL of 59.0%, 39.3% and 1.7%, respectively. The Trident V Funds have an obligation with respect to their proportionate share of an intercompany receivable from North Bay to our wholly owned subsidiary in the amount of $12.6 million (plus accrued interest), which is required to be offset by its share of any future distributions from StarStone International. StarStone International was placed into an orderly run-off on June 10, 2020.
As part of our strategic management of StarStone International, on March 15, 2021, we and Stone Point sold StarStone Underwriting Limited ("SUL"), the Lloyd's managing agency, together with the right to operate Lloyd's Syndicate 1301, to Inigo Limited ("Inigo"). We, the Trident V Funds and the Dowling Funds received $30.0 million of consideration from the sale of SUL in the form of Inigo shares. In addition, we and the Trident V Funds have committed to invest up to $27.0 million and $18.0 million, respectively, in Inigo. In connection with our investment in Inigo, on November 17, 2020, we committed to lend Trident V up to $18 million. No amount was drawn on the commitment, and on February 12, 2021, the commitment was terminated.
In connection with the closing of the Exchange Transaction, we entered into amended and restated shareholders’ agreements with the Trident V Funds and the Dowling Funds with respect to our investment in SSHL and Northshore. Pursuant to the terms of the SSHL shareholders agreement, at any time after December 31, 2022, the Trident V Funds have the right to cause us to purchase their shares in SSHL at their fair market value, and the Dowling Funds have the right to participate in any such sale transaction initiated by the Trident V Funds. We would

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be entitled to pay the purchase price for such SSHL shares in cash or in unrestricted ordinary shares of Enstar that are then listed or admitted to trading on a national securities exchange. At any time after March 31, 2023, we will have the right to cause the Trident V Funds and the Dowling Funds to sell their shares in SSHL to us at their fair market value. We would be obligated to pay the purchase price for such SSHL shares in cash.
Pursuant to the terms of the Northshore shareholders agreement, our shares in Northshore are subject to an 18-month restriction on transfer following the Exchange Transaction, after which the Trident V Funds have a right of first offer to acquire our shares in Northshore if we wish to sell them. We have certain rights to participate in sales of Northshore shares by the Trident V Funds, and the Trident V Funds have certain rights to cause us to sell our Northshore shares if the Trident V Funds wish to sell control of Northshore or the Atrium business.
Transactions with Hillhouse and its Affiliates
Investment funds managed by Hillhouse Capital Management, Ltd. and Hillhouse Capital Advisors, Ltd. (together, “Hillhouse Capital”) collectively own approximately 9.4% of Enstar’s voting ordinary shares. These funds also own non-voting ordinary shares (including 89,590 non-voting ordinary shares acquired through their cashless exercise of warrants on March 2, 2021), which collectively with their voting ordinary shares, represent an approximate 16.9% economic interest in Enstar. From February 2017 to February 2021, Jie Liu, who was affiliated with Hillhouse Capital during that time, served on our Board. From time to time, certain of our directors and executive officers have made personal commitments and investments in entities managed by Hillhouse Capital, including some of the entities listed herein.
Hillhouse Funds
As of December 31, 2020, we had direct investments in funds (the "Hillhouse Funds") managed by Hillhouse Capital and AnglePoint Asset Management Ltd., an affiliate of Hillhouse Capital ("AnglePoint Cayman"). As of December 31, 2020, the carrying value (i.e., the net asset value) of our direct investment in the InRe Fund, L.P. (the "InRe Fund"), which is managed by AnglePoint Cayman, was $2.4 billion and included our additional investment of $300 million made on June 1, 2020. The December 31, 2020 carrying values of our direct investments in Gaoling Feeder Ltd. ("Gaoling Fund") and Hillhouse China Value Feeder, Ltd. ("CVF Fund"), which are managed by Hillhouse Capital, were $183.8 million and $185.7 million, respectively. Hillhouse Capital and AnglePoint Cayman charge certain fees to the funds they manage. These fees are deducted within the net asset value of the respective funds and totaled approximately $489.0 million for the year ended December 31, 2020 across the three funds, which was subsequently reduced as described below. Crystallized performance fees for the InRe Fund were reinvested by the general partner into the fund beginning with the performance fees for the year ended December 31, 2019.
On February 21, 2021, we entered into a Termination and Release Agreement (the "TRA") with the InRe Fund, Hillhouse Capital, AnglePoint Cayman, AnglePoint Asset Management Limited (“AnglePoint HK”), and InRe Fund GP, Ltd. (“InRe GP”) pursuant to which we agreed to terminate certain relationships with Hillhouse and its affiliates, primarily with respect to the InRe Fund. In connection with AnglePoint Cayman ceasing to serve as investment manager of the InRe Fund, affiliates of Hillhouse Capital agreed to a deduction of $100.0 million from amounts due to them from the InRe Fund and to waive their right to receive any performance fees that could have been earned for 2021. Enstar also redeemed its investments in Gaoling Fund and CVF Fund at their carrying value plus an implied interim return and transferred the proceeds received of $381.3 million into the InRe Fund as of February 21, 2021.
AnglePoint Cayman previously received sub-advisory services with respect to InRe Fund from its affiliate, AnglePoint HK, an investment advisory company licensed by the Securities and Futures Commission in Hong Kong. Pursuant to the TRA, Enstar acquired an option to buy AnglePoint HK, which it also had the right to assign to a third-party. On April 1, 2021, Enstar entered into a Designation Agreement with Jie Liu (the "Designation Agreement"), pursuant to which Enstar designated Mr. Liu, an AnglePoint HK partner, as the purchaser of AnglePoint HK, and he acquired the company from an affiliate of Hillhouse Capital on the same day. AnglePoint Cayman simultaneously assigned its investment management agreement with InRe Fund to AnglePoint HK. The Designation Agreement requires Enstar and AnglePoint HK to amend the InRe Fund investment management agreement and limited partnership agreement to incorporate a revised fee structure for AnglePoint HK and certain other agreed changes.

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Enhanzed Re
Enhanzed Re is a joint venture between Enstar, Allianz SE and Hillhouse Capital that was capitalized in December 2018. Enhanzed Re is a Bermuda-based Class 4 and Class E reinsurer and reinsures life, non-life run-off, and property and casualty insurance business, initially sourced from Allianz and Enstar. We, Allianz and Hillhouse Capital affiliates have made equity investment commitments in aggregate of $470.0 million to Enhanzed Re. We own 47.4% of the entity, Allianz owns 24.9%, and an affiliate of Hillhouse Capital owns 27.7%. As of December 31, 2020, we contributed $154.1 million of our total capital commitment to Enhanzed Re and had an uncalled amount of $68.7 million. Our investment in the common shares of Enhanzed Re, which is included in equity method investments on our consolidated balance sheet, as of December 31, 2020 was $330.3 million. During the twelve months ended December 31, 2020, our share of net earnings on our investment in Enhanzed Re was $147.3 million.
On June 1, 2020, we completed a reinsurance transaction with AXA Group ("AXA"), pursuant to which we reinsured certain of AXA's U.S. construction general liability insurance portfolios. In the transaction, we assumed $179.7 million of gross reserves. We have ceded 10% of this transaction to Enhanzed Re on the same terms and conditions as those received by us.
Our subsidiary acts as the (re)insurance manager for Enhanzed Re, AnglePoint Cayman acts as primary investment manager, and an affiliate of Allianz also provides investment management services.
Our share of Enhanzed Re's investments in ENZ Re Fund, L.P., a fund managed by AnglePoint Cayman pursuant to an investment management agreement (with AnglePoint HK providing sub-advisory services), had a fair value of $403.6 million as of December 31, 2020.
Citco
In June 2018, our subsidiary made a $50.0 million indirect investment in the shares of Citco III Limited ("Citco"), a fund administrator with global operations. Pursuant to an investment agreement and in consideration for participation therein, a related party of Hillhouse Capital provided investment support to such subsidiary. As of December 31, 2020, we owned 31.9% of the common shares in HH CTCO Holdings Limited, which in turn owns 15.4% of the convertible preferred shares, amounting to a 6.2% interest in the total equity of Citco. In a private transaction that preceded our co-investment opportunity, certain Citco shareholders, including Trident, agreed to sell all or a portion of their interests in Citco. As of December 31, 2020, Trident owned a 3.4% interest in Citco. Mr. Carey currently serves as an observer to the board of directors of Citco in connection with Trident's investment therein. Our indirect investment in the shares of Citco, which is included in equity method investments on our consolidated balance sheet, as of December 31, 2020 was $53.0 million. During the twelve months ended December 31, 2020, our share of net earnings on our indirect investment in Citco was $2.2 million.
Transactions with Wellington
Wellington and certain of its affiliates collectively own 7.8% of our voting ordinary shares. We have made investments in funds managed by Wellington or affiliates of Wellington. As of December 31, 2020, the market value of our investments in funds managed by Wellington or affiliates of Wellington was $60.2 million, and we incurred fees of $0.3 million during the year ended December 31, 2020. As of December 31, 2020, the market value of our investments in a separate account managed by Wellington was $2.8 billion, and we incurred fees of $1.1 million in respect of such investments during the year ended December 31, 2020. Where we have made investments in funds (i) the manager generally charges certain fees to the fund, which are deducted from the net asset value, (ii) the aggregate fee amount reported is estimated using the fee provisions applicable to each fund pursuant to the relevant subscription documents and no cash payments were made in respect of these fee amounts, and (iii) we are treated no less favorably than similarly situated investors in these funds, and fees charged pursuant to investments affiliated with Wellington were on an arm's-length basis.
Indemnification of Directors and Officers; Director Indemnity Agreements
We have Indemnification Agreements with each of our directors. Each Indemnification Agreement provides, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if,

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by reason of such indemnitee’s status as a director or officer of the Company, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, or any other agreement, any vote of our shareholders or any applicable law.
Our executive officers’ employment agreements provide them with indemnification protection to the fullest extent permitted by applicable law in the jurisdictions in which they are employed.

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Executive
Compensation
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Company Performance
We achieved record financial results in 2020 for the second consecutive year, posting $1.7 billion of net earnings and growing our fully diluted book value per share by 42% to a new high of $281.20, which amounted to a 40% return on opening shareholders' equity. These results drove the Company to exceed maximum levels of financial objectives within the Annual Incentive Plan.
The graphs below show that we have outperformed the peer median in growth in basic book value per common share (compounded annually) during the three- and one-year periods ended December 31, 2020. We also outperformed the median of our peer group in terms of GAAP return on opening equity for the same time periods, primarily due to our 2020 and 2019 results. Although relative performance metrics are not built into our incentive programs because of the unique nature of our business (as described in "- Peer Group" below), our Compensation Committee monitors our performance versus our industry peers for background information purposes.
•Source: S&P Market Intelligence for peer company data. Peer group includes the companies selected as our peers by our Compensation Committee, as described in "- Peer Group."
Management Team
During 2020, our principal executive officer, principal financial officer, and three most highly compensated executive officers were:
•Dominic Silvester - Chief Executive Officer ("CEO") and co-founder;
•Guy Bowker - Chief Financial Officer ("CFO");
•Paul O'Shea - President and co-founder;
•Orla Gregory - Chief Operating Officer ("COO"); and
•Paul Brockman - Chief Claims Officer ("CCO").
Contributions of each of the executive officers in 2020 are described more fully in this Compensation Discussion and Analysis. On April 6, 2020, Mr. Bowker notified us of his intent to resign effective in early 2021, and we entered into a Transition Agreement on July 17, 2020, subsequently amended on February 19, 2021 (the "Transition Agreement"). Zachary Wolf was appointed as CFO effective on March 2, 2021, following Mr. Bowker's last day of employment on March 1, 2021.

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EXECUTIVE COMPENSATION
Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing the philosophy and objectives of our compensation program, designing and administering the various elements of our compensation program, and assessing the performance of our executive officers and the effectiveness of our compensation program in achieving their objectives.
We are a growth company operating in an extremely competitive and changing industry. We believe that the skill, talent, judgment, and dedication of our executive officers are critical factors affecting the long-term value of our company. Therefore, our goal is to maintain an executive compensation program that will:
▪incentivize performance consistent with clearly defined corporate objectives;
▪align our executives’ long-term interests with those of our shareholders;
▪fairly compensate our executives; and
▪retain and attract qualified executives who are able to contribute to our long-term success.
We have specifically identified growing our book value per share as our primary corporate objective, and we believe that long-term growth in fully diluted book value per share is the most important measure of our financial performance. Growth in our book value is driven primarily by growth in our net earnings, which is in turn driven in large part by: (i) successfully completing new acquisitions; (ii) effectively managing companies and portfolios of business that we have acquired; and (iii) prudently managing our investments and capital.
We do, however, use several financial metrics in our incentive compensation programs, which include growth in fully diluted book value per share, net earnings, return on equity, and Non-GAAP Operating Income and Non-GAAP Operating Income return on equity. Non-GAAP Operating Income is a non-GAAP financial measure disclosed in our quarterly and annual reports that we believe is useful for evaluating the performance of our core business and aligned with the way our management team analyzes our results. We also incorporate operational performance objectives into our annual incentive compensation program, which are designed to drive success across our business and to support long-term growth.

Roles of Executive Officers
The Compensation Committee makes compensation determinations for all of our executive officers. As part of the determination process, Mr. Silvester, our CEO, assesses our overall performance and the individual contribution of each member of the executive leadership team. On an annual basis, he reviews the prior year’s compensation and presents recommendations to the Compensation Committee for salary adjustments and annual incentive awards for each executive officer, taking into consideration each executive's achievement of his or her operational performance objectives.
The Compensation Committee discusses all recommendations with Mr. Silvester and then meets in executive session without Mr. Silvester present to evaluate his recommendations, review the performance of all of the executive officers, discuss CEO compensation, and make final compensation decisions.
Ms. Gregory, our COO, attends portions of the meetings of our Compensation Committee from time to time to provide information relating to our financial results and plans, performance assessments of our executive officers, human resources strategies and other personnel-related data, and she supports Mr. Silvester in preparing recommendations to the Compensation Committee.

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EXECUTIVE COMPENSATION
Principal Elements of Executive Compensation
Our executive compensation program currently consists of three principal elements: base salaries, annual incentive compensation and long-term incentive compensation. Executives also receive certain other benefits, including those pursuant to their employment agreements. The table below describes the principal elements of our executive compensation as well as the other components of our program, each of which is described in more detail later in this proxy statement.

Element	Description	Key Features

Base Salary	Provides the fixed portion of an executive’s compensation that reflects scope of skills, experience and performance	▪Provides a base component of total compensation ▪Established largely based on scope of responsibilities, market conditions, and individual and Company factors
Annual Incentive Compensation	Provides "at risk" pay that reflects annual Company performance and individual performance
▪Aligns executive and shareholder interests
▪Rewards performance consistent with financial and individual operational performance objectives that are designed to drive the Company's annual business plan and key business priorities

Long-Term Incentive ("LTI") Compensation	Includes (a) PSUs that "cliff vest" following a three-year performance period subject to the Company's achievement of financial performance metrics selected by the Compensation Committee, (b) RSUs that are subject to time- and service-based vesting conditions, and (c) for our CEO, a Joint Share Ownership Plan ("JSOP") award that "cliff vests" following a three-year performance period subject to the Company's share price growth with a payout level determined by appreciation and achievement of financial performance metric selected by the Compensation Committee
▪Aligns executive and shareholder interests
▪Drives long-term performance and promotes retention
▪Heavily weighted towards performance-based awards
▪PSUs do not vest unless performance measurements are met
▪PSU vesting occurs within a range of 50-60% to 150-200% depending on the level of achievement
▪JSOP vesting requires share price hurdle to be met on the vesting date. Additionally, the value of the award would be reduced by 20% if a FDBVPS performance condition is not also achieved

Other Benefits and Perquisites	Reflects the local market and competitive practices such as retirement benefits, and, in the case of our Bermuda headquarters, payroll and social insurance tax contributions	▪Provides benefits consistent with certain local market practices in order to remain competitive in the marketplace for industry talent ▪Promotes retention of executive leadership team
Employment Agreements	Provides certain protections for executives and their families in the event of death or long-term disability, termination, or change in control as well as certain other benefits
▪Provides Enstar with protections such as restrictive covenants (non-competition, non-solicitation, confidentiality, etc.)
▪Promotes retention over a multi-year term and a sense of security among the leadership team
▪Consistent with competitive conditions and legal requirements in Bermuda and the United Kingdom

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Compensation Allocations among Elements
For 2020, consistent with past practice, we did not have a pre-established policy or target for the allocation of the components of our program, and the Compensation Committee considered all compensation components in total when evaluating and making decisions with respect to each individual component. Although it does not mandate a specific allocation among the components of pay, the Compensation Committee believes that a meaningful portion of each executive’s total compensation should be "at risk" and performance-based.
Performance-based compensation (excluding other benefits and perquisites) during 2020 reported in the Summary Compensation Table constituted 97% of our CEO's total compensation due to a significant reduction in his salary for 2020 and the grant in 2020 of a multi-year JSOP long-term incentive award.
The percentage of performance-based compensation (excluding other benefits and perquisites) for 2020 for our other executive officers was as follows: (i) Paul O'Shea - 71%; (ii) Orla Gregory - 71%; (iii) Guy Bowker - 66%; and (iv) Paul Brockman - 65%.
The percentages of performance-based compensation during 2020 reported in the Summary Compensation Table reflect Mr. O'Shea and Ms. Gregory's long term incentive awards during 2020 intended to cover three-year periods, which are 75% performance-based.

Role of Compensation Consultants
The Compensation Committee has the authority under its charter to retain compensation consultants and outside legal counsel or other advisors and, before selecting a consultant or advisor, must consider its independence. In prior years, the Compensation Committee has worked with McLagan, an Aon Hewitt Company ("McLagan") for executive compensation and equity plan advice, but did not engage the firm in 2020. During 2020, McLagan provided compensation advice to management and members of our human resources team in connection with Company operational changes, which also included information related to our CCO, which was ultimately reviewed by the Compensation Committee. McLagan's fees for its services during 2020 were $11,503. McLagan is a division of Aon plc ("Aon"), the parent company of subsidiaries that provide insurance brokerage-related services to our subsidiaries and affiliates unrelated to the compensation consulting services. Fees for these Aon services were approximately $4.3 million for 2020, and constituted a de minimis portion of Aon's 2020 revenue (less than 1%). The Compensation Committee assessed the independence of McLagan in light of applicable SEC and Nasdaq rules and reviewed responses from the consultant addressing factors related to its independence. Following this review, the Compensation Committee concluded that the firm was independent and that their advisory services did not raise any conflicts of interest.

Peer Group
In making compensatory decisions with respect to the 2020 performance year, including assessing whether we were meeting our goal of providing competitive compensation, the Compensation Committee reviewed publicly available executive officer compensation information described in the periodic filings of a group of other publicly traded companies in our industry. The Compensation Committee reviews our peer group annually, and following the most recent review, we added Assured Guaranty Ltd., a Bermuda-based credit insurance and asset management service provider, to our peer group.
The Compensation Committee generally seeks to include in our peer group companies that fall approximately within our size guidelines and include comparable aspects of our business. However, establishing a reliable peer group presents challenges for Enstar because our primary business is acquiring and operating companies and portfolios in run-off, whereas most in our industry focus primarily on writing new (re)insurance business. Run-off is a niche within

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the insurance industry, fragmented with several privately-held specialist managers, and divisions within significantly larger insurance franchises. Certain aspects of our business also resemble that of private equity firms, but private equity firms with publicly available data are typically size mismatches for Enstar, and therefore we have not included any in our peer group.
While pay at our peer companies is generally relevant to provide a frame of reference to the Compensation Committee in determining executive compensation, the Compensation Committee reviewed the compensation paid by these companies for informational and overall comparison purposes only. We did not compensate our executives to align with a specific benchmark or target percentile or precise position within our peer group. Instead, we sought only to be generally competitive relative to our peers with the compensation we offer our executives. Given the significant differences between us and our most similar peers relating to business, operations, and executive team structure, we believe that formulaic benchmarking against our peer group or other companies to set 2020 compensation would not have provided meaningful guidance, although we will continue to evaluate our methodologies and views in future years.
The following companies were reviewed to provide an overall backdrop to the Compensation Committee’s decisions:

Alleghany Corporation	Everest Re Group Ltd.	Selective Insurance Group
Arch Capital Group Ltd.	Hanover Insurance Group	SiriusPoint Ltd.
Argo Group International Holdings	Hiscox Ltd.	White Mountains Insurance Group
AXIS Capital Holdings	RenaissanceRe Holdings Ltd.	W.R. Berkley
Assured Guaranty Ltd.
The peer group selection process focused on three criteria, which was consistent with prior years: (i) industry; (ii) geography (with a significant preference for the use of Bermuda companies); and (iii) size, with reference to: (A) total shareholders’ equity within approximately 0.5 to 2.5 times of our total shareholders’ equity and (B) total assets within approximately 0.5 to 2.5 times of total assets.
Industry. Given the lack of companies directly comparable to Enstar, we have designed our peer group around companies primarily focused on property and casualty (re)insurance, which are the companies against which we compete for talent. Where possible, we look for aspects of other companies that reflect elements similar to operations or strategies we have.
Geography. Publicly traded Bermuda companies (or publicly traded companies domiciled elsewhere with prominent Bermuda operations) are most relevant because these are the companies against which Enstar generally competes for talent, and the Compensation Committee believes market conditions across other Bermuda-based companies are largely what drives executives’ views as to whether they are compensated fairly and competitively. In recent years, we added several companies domiciled in the United States (Alleghany Corporation, Hanover Insurance Group, Selective Insurance Group and W.R. Berkley) to our peer group for diversification given our significant U.S. presence.
Size. Run-off profits are derived primarily from reserve releases and investment income rather than revenue, making peer comparison on the basis of revenue a much less relevant metric for us. The Compensation Committee designed our peer group targeting companies with approximately 0.5 to 2.5 times our shareholder equity or total assets (measured using financial data available at the time of consideration), which are metrics we find most relevant for purposes of comparison. The Compensation Committee also considers market capitalization in selecting a peer group.

Base Salaries
We set the base salaries of our executive officers based on the scope of the executives’ responsibilities and roles at Enstar, taking into account the Compensation Committee's view of the appropriate level of salary for each individual as compared to the executive's other compensation elements. The Compensation Committee considers a variety of

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factors in adjusting base salaries, including Company and individual performance, retention, cost of living estimates and competitive market total compensation figures for similar executive officer positions based on publicly available information. Our goal is to provide base salary amounts at levels necessary to achieve our compensation objectives of fairly compensating our executives and retaining and attracting qualified executives who are able to contribute to our long-term success. The market in which we operate is very competitive for highly qualified employees.
Pursuant to the employment agreements we have with Messrs. Silvester and O'Shea and Ms. Gregory, once increased, such executive officer’s annual salary cannot be decreased without his or her written consent.
On January 21, 2020, we entered into amended and restated employment agreements with Messrs. Silvester and O'Shea and Ms. Gregory, extending their terms of service for additional three-year periods. In connection with the term extension, Mr. Silvester and the Compensation Committee agreed to reduce his base salary by 96% from £1,848,090 to £76,870. Pursuant to his contract, as a U.K.-based employee, Mr. Silvester was paid in British Pounds in 2020, and therefore the Summary Compensation Table amount reported is the result of the conversion of his salary into our reporting currency of U.S. Dollars. Mr. O'Shea's base salary was increased 18% to $1,500,000 and Ms. Gregory's was increased 7% to $1,200,000 pursuant to contract negotiations. On March 31, 2021, Mr. Silvester's January 2020 employment agreement was amended and restated in connection with his relocation to Bermuda to provide for, among other things, an increased annual base salary of $2,500,000, effective April 1, 2021. The amended and restated employment agreements are described in "Executive Employment Agreements - 2020 Executive Officer Compensation Matters."
The Compensation Committee increased Mr. Bowker's and Mr. Brockman's annual base salaries by 2.5% to $743,125 and $487,863, respectively, effective April 1, 2020 in connection with the Company's annual compensation review process. In connection with Mr. Bowker's planned separation from the Company, we and Mr. Bowker entered in to the Transition Agreement, which provided for a monthly salary rate of $62,500. In November 2020, Mr. Brockman's annual base salary rate was increased to $520,000 in connection with his promotion to Chief Claims Officer.

Annual Incentive Compensation
The 2019-2021 Annual Incentive Compensation Program (the "Annual Incentive Plan") provides for the grant of annual bonus compensation (a "bonus award") to our eligible employees, including our executive officers.
Executive Officer 2020 Annual Incentive Plan Targets
We use Company financial and operational performance objectives under our Annual Incentive Plan pursuant to a threshold, target, and maximum annual incentive award payment structure. Company financial objectives and individual operational performance objectives each comprise half of our executives' bonus potential. Our financial results can be subject to volatility over the short term, and the Compensation Committee believes that incorporating a mix of qualitative and quantitative objectives into the Annual Incentive Plan encourages executive focus on Board approved long-term strategy initiatives that further our acquisitive and opportunistic business model while discouraging excessive or inappropriate risk taking.
Bonus Potential
The Compensation Committee establishes threshold, target, and maximum bonus potential levels for each executive officer, each of which is expressed as a percentage of base salary. For the CEO, President and COO, the levels were established in light of historic compensation levels prior to the change to the current program from the discretionary bonus program previously in effect. For the CFO and CCO, the levels were established consistent with the Compensation Committee's view of market practice and competitive conditions for similar roles.

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The table below sets forth each executive's bonus potential, expressed as a percentage of base salary.

Executive	Reference Base Salary	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)

Dominic Silvester(1)	£1,848,090	100%	125%	150%
Paul O’Shea	$1,500,000	75%	150%	180%
Orla Gregory	$1,200,000	75%	145%	175%
Guy Bowker(2)	$900,000	60%	120%	160%
Paul Brockman	$520,000	75%	125%	150%
(1)Pursuant to his employment agreement entered into on January 21, 2020, Mr. Silvester's annual incentive award was calculated with reference to his annual base salary rate in effect for 2019, which was denominated in and paid in British Pounds ("GBP"). In connection with his relocation to Bermuda in 2021, Mr. Silvester's 2020 annual incentive award was paid in USD in the amount set forth in the Summary Compensation Table, which represents conversion from GBP to USD at the prevailing exchange rate as of the date of approval by the Compensation Committee.
(2)For 2020, pursuant to the Transition Agreement, Mr. Bowker's annual incentive award was calculated on the basis of his pro-rated salary over the last 14.5 months of his remaining employment.

Company Financial Objectives
The Compensation Committee reviewed the Company's 2020 business plan with the full Board and implemented what it considered to be a challenging set of financial objectives that were (i) consistent with the Company's 2020 business plan and (ii) increased from the Company's 2019 financial objectives. When determining the financial objectives for a given year, the Compensation Committee strives to establish target levels that it believes will be attainable, yet ambitious, without placing undue emphasis on the Company’s actual results for the prior year. This is because the Company’s results are not always linear and can vary significantly across annual periods. For example, our net earnings for 2019, which at the time were our highest on record, were largely driven by net investment income and realized and unrealized gains on our investment portfolio that may not be likely to repeat.
The Compensation Committee used four financial metrics in 2020, which are set forth in the table below alongside the threshold, target, and maximum objective for each metric. These levels correspond to each executive’s bonus potential. The Company's actual financial performance in 2020 exceeded the maximum objectives for all four financial metrics.

Financial Metric	Relative Weighting	2018 Actual	2019 Actual	2020 Threshold	2020 Target	2020 Maximum	2020 Actual
Growth in Fully Diluted Book Value Per Share	30%	(2.0)%	26.9%	9.4%	12.0%	14.4%	42.1%
Return on Equity	30%	(5.2)%	26.6%	9.4%	12.1%	14.4%	39.7%
Net Earnings	20%	$(162.4)	$902.2	$404.4	$475.8	$547.2	$1,719.3
Non-GAAP Operating Income(1)	20%	$61.6	$553.4	$404.4	$475.8	$547.2	$1,552.1
(1)Non-GAAP Operating Income is net earnings attributable to Enstar ordinary shareholders excluding: (i) net realized and unrealized (gains) losses on fixed maturity investments and funds held - directly managed included in net earnings (losses), (ii) change in fair value of insurance contracts for which we have elected the fair value option, (iii) gain (loss) on sale of subsidiaries, if any, (iv) net earnings (loss) from discontinued operations, if any, (v) tax effect of these adjustments where applicable, and (vi) attribution of share of adjustments to noncontrolling interest, where applicable. Full reconciliations of our non-GAAP operating income to our net earnings for 2018, 2019, and 2020 calculated in accordance with GAAP are included within "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Overview - Non-GAAP Financial Measures" of our Annual Reports on Form 10-K for each year.
In addition to the business plan, the Compensation Committee considered the Company's risk appetite and the anticipated market environment when setting the financial performance objectives. However, the impact of unrealized gains and losses on the Company's investment results is difficult to predict.

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In 2020, the Compensation Committee increased nearly all of the threshold, target and maximum financial performance metrics from those selected for 2019. This decision reflected the fact that Company performance in 2019 achieved maximum levels under the Annual Incentive Program, notwithstanding the fact that the Company considered these to be challenging measures—for example, the "threshold" level selected for the net earnings metric for 2019 exceeded the Company's highest ever reported net earnings at that time. However, as mentioned above, the Compensation Committee also factors in the variable nature of our financial results, and sets target metrics that it believes will be challenging for the next year, even if those metrics are lower than the actual results from the prior year. The financial objective levels also reflected our anticipated reserve development and run-off management strategies, regulatory constraints on our capital and investments, acquisition objectives, and the strategic changes in our StarStone segment.
Non-GAAP Operating Income is a measure that excludes realized and unrealized gains and losses on fixed maturity investments and funds held - directly managed, among other items, and includes realized and unrealized gains and losses on equities and other investments such as hedge funds. The Non-GAAP Operating Income metric has been part of the Company's quarterly and annual financial reporting since mid-2018, and is included in the Annual Incentive Plan to allocate a portion of each executive's annual incentive compensation to a metric that is aligned with the way the Board and management analyze the Company's underlying performance.
Operational Performance Objectives
To determine each executive officer's operational performance objectives in 2020, the Compensation Committee reviewed proposals from the CEO, which were developed with the individual executives. The proposed objectives took into consideration the Company's goals and operational priorities for the year and fit within the categories established by the Compensation Committee. The categories included strategy, operations, finance/capital management, risk, investments, regulatory/compliance, leadership and professional development, in each case to the extent relevant to each individual's role. The number of objectives for each executive ranged from four to eight, and were individually weighted at varying levels based on the importance of each objective. The Compensation Committee then reviewed each proposal, made certain changes, and established the objectives and relative weightings.
During 2020, the Compensation Committee reviewed interim self-appraisals to track each executive's progress. Following year-end, each executive submitted a final self-appraisal of his or her performance versus the goals to the Compensation Committee and the CEO. The Compensation Committee discussed each appraisal with the CEO before making a determination and considered his thoughts and views on overall achievement levels. The Compensation Committee considers achievement of "threshold" level to partially meet operational performance expectations, with "target" level corresponding to meeting expectations, and "maximum" level corresponding to exceptional performance.
Dominic Silvester: Mr. Silvester's individual performance objectives included strategic, investment, leadership and executive succession planning objectives as follows: acquire at least a specified level of attractive new non-life run-off loss reserves meeting our projected return hurdles; identify, direct and achieve strategic changes for the Company's active underwriting segments; further advance the Company's investment strategy; expand and strengthen the leadership team in identified areas; and progress executive succession planning efforts in partnership with the Nominating and Governance Committee.
The Compensation Committee determined that Mr. Silvester achieved his collective performance objectives between target and maximum levels, meeting or exceeding all objectives. The Compensation Committee assessed that he exceeded his objective for run-off acquisitions, as Enstar entered into transactions in 2020 involving over $3.3 billion of new run-off business. He also exceeded his investment objective, overseeing significant returns and progress with respect to our strategies. Mr. Silvester met his active underwriting segment objective, leading our strategic exit from our controlling interests in these platforms. In addition, he met his leadership and succession planning objectives, adding strength in key senior finance and operational roles.
The Compensation Committee's assessment of achievement levels for Mr. Silvester's operational objectives contributed to a total award amount of 173% of his reference base salary amount. Primarily in recognition of his

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successful management of strategic initiatives in addition to his predetermined performance objectives and his leadership during a year of significant financial outperformance, the Compensation Committee made a discretionary increase of 10% pursuant to the Committee Adjustment Amount component of the Annual Incentive Plan as well as a 10% additional discretionary non-plan award.
Paul O'Shea: Mr. O’Shea's individual performance objectives included strategic, operational, regulatory and leadership objectives as follows: lead acquisition due diligence and negotiations to acquire at least a specified level of attractive new non-life run-off liabilities meeting our projected return hurdles; execute strategic transactions in the Company's active underwriting segments; progress specified M&A operational and risk management objectives; foster strong relationships and increased communication with global regulators and rating agencies; and further develop the capabilities of the M&A team.
The Compensation Committee determined that Mr. O’Shea achieved his performance objectives at target and maximum levels. The Compensation Committee assessed that he exceeded his acquisition objective, leading the analysis and negotiation of over $3.3 billion of new run-off business during the year, including seven signed transactions, and progressing pipeline opportunities. Mr. O'Shea successfully managed the execution of strategic transactions in the Company's active underwriting segments. The Compensation Committee also determined that he met his M&A operational and professional development objectives, as well as his regulatory and rating agency relationship objectives.
The Compensation Committee's assessment of achievement levels for Mr. O'Shea's operational objectives contributed to a total award amount of 174% of his base salary. No discretionary adjustments were made.
Orla Gregory: Ms. Gregory's individual performance objectives included operational, risk, strategic and leadership objectives as follows: implement operational changes for specified functions; lead operational initiatives related to management information and financial planning and analysis, claims processes and global IT strategy; sponsor defined risk management initiatives; lead operational and risk management elements of acquisitions in support of the Company's aim to acquire at least a specified level of attractive new non-life run-off liabilities meeting our projected return hurdles; and expand the senior leadership team.
The Compensation Committee determined that Ms. Gregory achieved her collective performance objectives primarily at maximum levels with one achieved at target level. She exceeded her operational initiative objectives, sponsoring operational structure transformation initiatives, as well as improving management information processes. She exceeded her strategic and acquisition-related objectives, providing significant support in strategic projects and addressing operational and risk management needs in respect of active underwriting segment changes and seven new run-off transactions. Ms. Gregory also exceeded her leadership and professional development objectives, including by leading the Company's response to the COVID-19 pandemic and remote working. Ms. Gregory met her risk management objectives, with a rating agency upgrading its assessment of this function during the year.
The Compensation Committee's assessment of achievement levels for Ms. Gregory's operational objectives contributed to a total award amount of 174% of her base salary. No discretionary adjustments were made.
Guy Bowker: Mr. Bowker's individual performance objectives included finance, operations, regulatory and transition objectives and were updated following notice of his resignation in April 2020 to emphasize transition matters. His updated individual performance objectives included: actively transition matters of responsibility and support onboarding of incoming CFO; provide high-quality financial and regulatory reporting; provide financial analysis and accounting support for M&A projects; and support the implementation of the finance operating model.
The Compensation Committee determined that Mr. Bowker achieved the majority of his performance objectives at target, with two objectives partially achieved. Mr. Bowker succeeded in transitioning matters and actively supported the incoming CFO, effectuating a seamless transition. He continued to deliver on financial reporting requirements and provided an important role in 2020 acquisitions, including structuring, financing, regulatory approvals and integration.

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The Compensation Committee' assessment of achievement levels for Mr. Bowker contributed to a total award amount of 122% of his reference base salary amount.
Paul Brockman: Mr.Brockman's individual performance objectives included financial, strategic, operational, leadership and professional development objectives as follows: deliver on a challenging technical run-off plan; support new business acquisition strategy; further develop claims operation metrics; and oversee professional development initiatives in the U.S. region. Following Mr. Brockman's appointment to the role of Chief Claims Officer in October 2020, the Compensation Committee added an objective to incentivize Mr. Brockman to progress identified technical operations priorities.
The Compensation Committee determined that Mr. Brockman achieved one of his operational performance objectives at maximum level and all others at target level. Mr. Brockman exceeded his new business acquisition strategy objective, playing a significant role in several new transactions and overseeing the landmark completion of the first insurance business transfer (IBT) transaction in the U.S. He delivered on the technical run-off plan financial objective, overcoming the challenges presented by the COVID-19 pandemic. He also advanced claims metrics reporting, claims management strategy and technology improvements in our claims management function. Following his promotion to Chief Claims Officer, he transitioned his U.S. regional responsibilities and effectively launched the global claims target operating model.
The Compensation Committee's assessment of achievement levels for Mr. Brockman's operational objectives contributed to a total award amount of 140% of his base salary. No discretionary adjustments were made.
Committee Adjustment Amount
The Committee Adjustment Amount allows for a positive or negative discretionary adjustment of up to 10% on the formulaic bonus outcome described above. Any Committee Adjustment Amount is applied based on the Compensation Committee's judgment of the executive’s overall performance, including for exceptional individual or team achievements. For 2020, the Compensation Committee applied discretion in excess of the Committee Adjustment Amount to upwardly adjust the annual incentive plan payment and provide an additional discretionary bonus payment for Mr. Silvester. This resulted in an aggregate increase of 20% to Mr. Silvester's annual incentive award, reflecting the views of the Compensation Committee summarized above.

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2020 Bonus Calculations
The formula and table below set forth the calculation method and figures applicable to each of our executive officers for 2020.

Executive Officer Annual Incentive Plan and Bonus Calculation Method í		50% weighting(1) x		50% weighting(1) x		Committee Discretion (% adjustment to formula-driven payment)		Total Annual Incentive Plan and Bonus Award
		Reference Base Salary	+	Reference Base Salary	+/-		=
		x Company Financial Performance Objective Multiplier		x Operational Performance Objective Multiplier

Executive	Reference Base Salary	Company Financial Performance Objective Multiplier (%)		Operational Performance Objective Multiplier (%)		Committee Discretion (% adjustment to formula-driven payment)		Total Annual Incentive Plan and Bonus Award

Dominic Silvester(2) CEO	£1,848,090	150%		138%		20%		£3,187,955
Paul O’Shea President	$1,500,000	180%		168%		—%		$2,610,000
Orla Gregory COO	$1,200,000	175%		172%		—%		$2,082,000
Guy Bowker CFO	$900,000	160%		109%		—%		$1,100,000
Paul Brockman CCO	$520,000	150%		130%		—%		$728,000
(1)For 2020, pursuant to the Transition Agreement, Mr. Bowker's annual incentive award was calculated on the basis of his pro-rated salary over the last 14.5 months of his remaining employment using a 25% weighting to company financial objectives and a 75% weighting to individual operational performance objectives.
(2)Pursuant to his employment agreement entered into on January 21, 2020, Mr. Silvester's annual incentive award was calculated with reference to his annual base salary rate in effect for 2019, which was denominated in and paid in British Pounds ("GBP"). In connection with his relocation to Bermuda in 2021, Mr. Silvester's 2020 annual incentive award was paid in USD in the amount set forth in the Summary Compensation Table, which represents conversion from GBP to USD at the prevailing exchange rate as of the date of approval by the Compensation Committee.

Long-Term Incentive Compensation
The Amended and Restated 2016 Equity Incentive Plan (as amended, the "Equity Plan") provides our employees with long-term equity-based incentive compensation, which we believe furthers our objective of aligning the interests of management and the other plan participants with those of our shareholders. The Equity Plan contains a Joint Share Ownership Plan ("JSOP") sub-plan, created to enable the Company to provide long-term equity incentive awards that may be tax-efficient to U.K. tax residents, which is a useful tool in helping to retain and incentivize key executives.
The Equity Plan is administered by the Compensation Committee. In considering the amount and design of long-term equity-based compensatory awards, the Compensation Committee takes into account shareholder dilution and share burn rate issues and related concerns.
Our Equity Plan awards link executive compensation directly to the Company's long-term performance through the use of performance stock unit awards ("PSUs"), time-vested restricted stock unit awards ("RSUs"), and a JSOP award for our CEO. For senior executives, our philosophy is to weight performance-based equity awards more heavily than time-based equity awards, although we consider the combined PSU/RSU awards to be effective in

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encouraging both long-term financial performance and retention of key talent. Long-term incentive plan awards comprise a significant component of an executive's total compensation, which we believe creates alignment with shareholders.
PSUs are tied to growth in fully diluted book value per share ("FDBVPS") or average annual Non-GAAP Operating Income return on opening shareholders' equity ("Operating Income ROE") over three-year performance periods. Operating Income ROE is calculated by dividing our Non-GAAP Operating Income by our opening shareholders' equity (in each case, excluding the impact of StarStone for awards prior to 2021). The JSOP award granted to our CEO is tied to the market price of our ordinary shares and growth in FDBVPS.
Equity Awards Granted in 2020
CEO Joint Share Ownership Plan Award. In January 2020, we granted Mr. Silvester a long-term equity award under the JSOP (the "CEO JSOP Award") in connection with the negotiation of an extension to his employment agreement and a shift in his compensation structure. The CEO JSOP Award "cliff vests" on third anniversary of the grant date, subject to the achievement of performance conditions contained in a joint share ownership agreement (the "JSOP Agreement"). Mr. Silvester's beneficial interest in the shares acquired under the JSOP Agreement is referred to as the "Executive Interest." The CEO JSOP Award provides Mr. Silvester the opportunity to receive the value of the appreciation, if any, above the grant date market price per share of $205.89 on 565,630 shares that are held in the Enstar Group Limited Employee Benefit Trust (the "Employee Benefit Trust") during a three-year period, subject to the achievement of the following performance conditions set forth below.
1.Share Price. The market price of the Company's ordinary shares must be $266.00 or greater on both the vesting date, January 21, 2023, and the date on which the award is exercised for the Executive Interest to have any value.
2.FDBVPS. The Company's FDBVPS must meet or exceed a compound annual growth rate of 10% over a three-year performance period ending on December 31, 2022 in order for 20% of the Executive Interest to vest such that, Mr. Silvester would realize a maximum of 80% of the value of the Executive Interest, if any, if the FDBVPS condition is not achieved.
In the event of a change in control, the value of the CEO JSOP Award would be measured in accordance with the terms and conditions set forth in the JSOP Agreement, which are described below under "Executive Compensation Tables - Potential Payments Upon Termination or Change in Control."
President and COO Awards. In connection with the extension of their employment, on January 21, 2020, Mr. O'Shea received a grant comprising 75% PSUs (32,785 units) and 25% RSUs (10,929 units), and Ms. Gregory received a grant comprising 75% PSUs (20,163 units) and 25% RSUs (6,721 units). Consistent with prior awards, the PSUs vest following a three-year performance period that began on January 1, 2020, and the ultimate value of the PSUs is tied to the Company's three-year growth in FDBVPS, while the RSUs vest in three equal annual installments beginning on January 21, 2021.

President and COO PSUs (Performance Period: January 1, 2020 - December 31, 2022)
Growth in 3-Year FDBVPS	PSU Vesting as a Percentage of Target(1)

Less than 33.1% (Below Threshold)	—%
33.1% (Threshold)	50%
36.8% (Target)	100%
44.3% (Target Plus)	150%
52.1% or greater (Maximum)	200%
(1)Actual payout levels between threshold, target, target plus and maximum are determined by straight-line interpolation.

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The equity awards made to our most senior executives (our CEO, President and COO) were the first long-term incentive awards granted to each executive since the PSU and RSU awards made in 2017, and their grants coincided with the vesting of their 2017 awards. The Compensation Committee does not generally consider these executives eligible for annual long-term incentive equity awards, but rather expects the awards to cover a three-year period absent a change in circumstances. The 2020 CEO, President and COO awards had the effect of increasing reported compensation for these three executives in the Summary Compensation Table for the 2020 grant year, as the full grant date fair value is shown in the "Stock Awards" column despite the awards' multi-year applicability.
CFO and CCO Awards. Messrs. Bowker and Brockman have been considered eligible for annual long-term equity incentive awards, and the amounts of such awards are subject to the Compensation Committee's determination each year. They each received grants of PSUs and RSUs under our senior management long-term equity incentive program in March 2020 in the amounts set forth in the Grants of Plan-Based Awards Table. These awards comprised 70% PSUs and 30% RSUs, which was a change in allocation from 65% PSUs and 35% RSUs in 2019 and reflected the Compensation Committee's desire to increase the weighting of performance-based incentives. The performance targets applicable to the PSUs granted in 2020 relate to FDBVPS and Operating Income ROE and are set forth below. The Compensation Committee increased the performance hurdles for threshold and target levels from the prior year.
In connection with his resignation and pursuant to the Transition Agreement, Mr. Bowker forfeited his total PSU award granted in 2020 and all but the first tranche of his total RSU award granted in 2020, which vested on February 26, 2021.

CFO and CCO PSUs (Performance Period: January 1, 2020 - December 31, 2022)(1)
Growth in 3-Year FDBVPS	PSU Vesting as a Percentage of Target(2)	Average Annual Operating Income ROE for 3-Year Period	PSU Vesting as a Percentage of Target(1)

Less than 20% (Below Threshold)	—%	Less than 9.6% (Below Threshold)	—%
25.0% (Threshold)	60%	9.6% (Threshold)	60%
32.5% (Target)	100%	12.0% (Target)	100%
40.0% or greater (Maximum)	150%	14.4% or greater (Maximum)	150%
(1)50% of the PSUs granted to each of our CFO and CCO are subject to the FDBVPS metrics set forth in the table and 50% are subject to the ROE metrics set forth in the table.
(2)Actual payout levels between threshold and target and target and maximum are determined by straight-line interpolation.

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Alignment of Pay and Performance

What We Reward:	How We Link Pay to Performance:	How We Pay:

Long-term performance over a 3-year period in our LTI program.

Strong financial and operational performance,
as measured against Board-approved plan
in our Annual Incentive Plan.

Achievement of individual strategic goals.	è	Significant allocation of executive compensation is to performance-based LTI awards that vest according to the level of financial performance and align executives with shareholders.

Annual Incentive Plan payments are tied in large part to achievement of growth in FDBVPS, return on equity, net earnings and Non-GAAP Operating Income.

Annual Incentive Plan drives accountability for executing individual strategic objectives.	è	New LTIs awarded to CEO, President and COO covering 3-year performance period.

Annual Incentive Plan awards reflect maximum achievement of Company Financial Objectives and target-to-maximum achievement of Individual Operational Performance Objectives.

Executive Employment Agreements
Employment contracts are required in most jurisdictions in which our executive officers are based. The Board also sees the value in entering into employment contracts for key executives in order to obtain restrictive covenants for non-competition, non-solicitation and confidentiality, and to promote a sense of security and cohesiveness among the leadership team. As such, we have entered into employment agreements with each of our executive officers. See "Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table - Employment Agreements with Executive Officers" below for a summary of the material terms of the employment agreements in effect as of December 31, 2020.

Other Benefits and Perquisites
We provide certain additional benefits in furtherance of our objective of retaining and attracting key talent and pursuant to contractual provisions. In 2020, our executive officers participated in the same group insurance and employee benefit plans, including long-term disability insurance, life insurance, and medical and dental benefits on the same basis as our other salaried employees. We pay the employee’s share of Bermudian government payroll and social insurance taxes for all of our Bermuda employees, including our executive officers based in Bermuda, which we believe is common practice at other Bermuda-based public companies. Other than Mr. Brockman, our executive officers also receive payment in lieu of a retirement benefit contribution, as described below in "Executive Compensation Table - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Retirement and Other Benefits." Mr. Brockman participates in our U.S. 401(k) plan, which has matching contributions. Mr. Silvester's employment agreement provides for certain additional benefits such as expense reimbursements for non-plan medical and dental items (which amounted to less than $8,500 in 2020), reimbursement for specified family/spouse commercial travel (which amounted to $0 in 2020) and, from and after March 31, 2021, a housing allowance reflecting his relocation to the Company's headquarters in Bermuda. In connection with its CEO contract negotiations, the Compensation Committee approved the Company's payment of up to 60% of any employee income tax and social security contributions that arose from Mr. Silvester's acquisition of the Executive Interest in the JSOP, and any tax liability arising from such tax payments, up to a maximum of $5.3 million. The actual payment totaled $4.7 million and is reported in the Summary Compensation Table.

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Change in Control and Post-Termination Payments
Upon a qualifying termination or change in control, our executive officers may be entitled to vesting of equity-based incentive awards and other severance payments and benefits pursuant to the terms of the Equity Plan and their employment agreements. These benefits vary, and are described below under "Executive Compensation Tables - Potential Payments Upon Termination or Change in Control."
The terms of the employment agreements reflect arm’s-length negotiations between us and each executive officer regarding change in control and post-termination payments. See “Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table - Employment Agreements with Executive Officers" below for a summary of the employment agreements in effect in 2020.

Clawback of Incentive Compensation
Our Clawback Policy (the "Clawback Policy") applies to all cash and equity incentive awards granted after its adoption. The Clawback Policy allows the Board of Directors or the Compensation Committee to recoup or "clawback" incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that requires a restatement to correct an error; (ii) receives incentive compensation based on inaccurate financial or operating measure that when corrected causes significant harm to the Company; (iii) engages in any fraud, theft, misappropriation, embezzlement, or dishonesty to the detriment of our financial results; or (iv) engages in conduct that is not in good faith and disrupts, damages, impairs, or interferes with our business, reputation, or employees.
In addition, our Annual Incentive Plan works in conjunction with our Clawback Policy in that it allows the Compensation Committee to cancel an award if the program participant has engaged in conduct or acts determined to be materially injurious, detrimental, or prejudicial to the Company's interest, and allows us to recoup any amount in excess of what the participant should have received under the terms of the award for any reason, including financial restatement, mistake in calculations, or other administrative error. Awards made under our Equity Plan are also subject to the Clawback Policy. In addition to the policy, our equity plan provides that the Compensation Committee has the authority to require disgorgement of any profit, gain, or other benefit received in respect of restricted shares, options, and stock appreciation rights for a period of up to 12 months prior to the grantee’s termination for cause. As a publicly traded company, the mandates of the Sarbanes-Oxley Act requiring clawback of compensation under specified circumstances also apply to us.

Shareholder Engagement and Results of Shareholder Vote on Compensation
At last year's annual general meeting held on June 11, 2020, our shareholders approved the compensation of our executive officers with 99% of the total votes cast in favor of the proposal. We attribute the increase primarily to our strong performance during fiscal year 2019 versus 2018. The Board continues to believe that meaningful shareholder engagement is a valuable tool for understanding our shareholders' views and preferences regarding our compensation and governance practices, and asked the Chairman of the Board (Mr. Campbell) and Chairman of the Compensation Committee and the Nominating and Governance Committee (Mr. Becker) to engage with shareholders as they have for the past five years to better understand these results.
Led by Messrs. Campbell and Becker, we spoke with several shareholders representing approximately 23% of our outstanding voting ordinary shares. We also spoke to one major proxy advisory firm and invited conversations with another major proxy advisory firm and with additional significant shareholders representing approximately 16% of our outstanding shares who advised that they did not feel a need to meet with us this year. Directors whose firms represent an additional 13% of our outstanding voting ordinary shares are actively involved in our Board's oversight of compensation and governance matters, and were not included in the engagement program.
We have taken, and continue to take, the feedback we receive from our shareholders and advisory firms into account in making compensation decisions and designing future compensation programs. During our shareholder

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engagement program, we reviewed executive compensation decisions disclosed in early 2020 relating to our CEO, President, and COO, including the JSOP award structure and their employment agreements. We discussed Board composition and Board diversity, with many shareholders appreciating our recruitment of Susan L. Cross as a strong addition while encouraging us to continue to increase diversity. We informed shareholders that our Nominating and Governance Committee is actively engaged in identifying an additional director in 2021, with diversity as a high priority. Many of the shareholders we spoke to expressed an interest in learning more about our ESG initiatives, which we indicated are a priority this year, with Enstar's Risk Committee overseeing our developing program.
Shareholders also remarked that they would like to see our classified Board structure changed. With this feedback from our shareholders, and the Board's own desire to declassify in recognition that annual elections are a best governance practice, the Board passed a resolution to recommend shareholders adopt Proposal No. 1 to amend the bye-laws to provide a declassified board structure.

Other Matters
Hedging and Pledging
Under our Insider Trading Policy, our directors, officers and employees (and members of such individuals’ immediate family with whom such individuals share a household, other persons with whom such individuals share a household, persons who principally rely on such individuals for financial support, and persons or entities over whom such individuals have control or influence with respect to a transaction in securities (i.e., a trustee of a trust or an executor of an estate)) are prohibited from (1) engaging in any hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and (2) trading in derivatives of our securities, such as exchange-traded put or call options and forward transactions. Further, such individuals are prohibited from short selling our shares. If any such individual pledges our shares for a loan, as in a margin account, and a sale of those shares is forced, there is no special exemption for that sale from the insider trading laws or our Insider Trading Policy.
Share Ownership Guidelines
Our Share Ownership Guidelines require our executive officers and directors to achieve and maintain ownership of our ordinary shares at the levels specified in the table below within five years of becoming subject to the guidelines. An individual may not sell or otherwise dispose of Company shares (including during the five year accumulation period) until he or she has met his or her minimum ownership requirement, except that shares may be withheld upon vesting to satisfy tax obligations. All covered persons are currently in compliance with our Share Ownership Guidelines, which are as follows:

Covered Person	Ownership Requirement

CEO	6x base salary
President	3x base salary
COO	3x base salary
CFO & Other Executive Officers	2x base salary
Non-Employee Directors	3x annual cash retainer

Individuals may satisfy their ownership requirements with (i) shares owned directly or indirectly (including any shares held in retirement account or deferred compensation plan maintained by the Company), (ii) time vested restricted stock, RSUs or phantom stock, (iii) performance shares or PSUs (counted at target), or (iv) share units held in non-employee director deferred compensation plan. Shares are valued based on the closing price of the last

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completed calendar year. On March 31, 2021, the Compensation Committee increased the ownership multiple for the CFO and our other executive officers from 1x to 2x.
Accounting Treatment of Compensation
We account for equity compensation paid to our employees based on the guidance of the Share-Based Payment topic of the Financial Accounting Standards Board Accounting Standards Codification, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Compensation Risk Assessment
As part of our risk management practices, the Compensation Committee reviews and considers risk implications of and incentives created by our executive compensation program and our compensation policies and practices for the Company as a whole. At the Compensation Committee’s direction, representatives from our risk management and legal departments conducted a risk assessment of our compensation policies and practices for executives and all employees, which was discussed and reviewed by the Compensation Committee. The review analyzes compensation governance processes, situations where compensation programs may have the potential to raise material risks to the Company, internal controls that mitigate the risk of incentive compensation having an adverse effect, and program elements that further mitigate these risks. Through this review, the Compensation Committee has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K filed with the SEC on March 1, 2021 for the year ended December 31, 2020.
COMPENSATION COMMITTEE
B. Frederick Becker
Robert J. Campbell
Hans-Peter Gerhardt
Poul A. Winslow

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth compensation earned in 2020, 2019 and 2018 by our Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, and Chief Claims Officer. These individuals are referred to in this proxy statement as the "executive officers" or the "named executive officers."

Name & Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Plan Incentive Compensation(4)	All Other Compensation	Total

Dominic Silvester(5)	2020	$223,528	$364,720	$—	$13,648,652	$4,011,913	$5,300,153	$23,548,966
Chief Executive Officer	2019	$2,366,545	$—	$—	$—	$2,926,986	$219,719	$5,513,251
	2018	$2,470,126	$—	$—	$—	$696,604	$277,858	$3,444,588

Guy Bowker(6)	2020	$745,307	$—	$3,000,070	$—	$1,100,000	$227,996	$5,073,373
Chief Financial Officer	2019	$687,500	$—	$724,981	$—	$800,000	$238,736	$2,451,217
	2018	$575,000	$263,500	$373,639	$—	$316,250	$261,880	$1,790,269

Paul O’Shea(7)	2020	$1,488,839	$—	$8,979,293	$—	$2,610,000	$325,595	$13,403,727
President	2019	$1,271,535	$—	$—	$—	$2,034,456	$297,139	$3,603,130
	2018	$1,271,535	$—	$—	$—	$476,826	$295,297	$2,043,658

Orla Gregory(8)	2020	$1,196,190	$—	$5,522,242	$—	$2,082,000	$296,330	$9,096,762
Chief Operating Officer	2019	$1,122,000	$—	$—	$—	$1,719,465	$282,186	$3,123,651
	2018	$1,122,000	$—	$—	$—	$406,725	$290,570	$1,819,295

Paul Brockman(9)	2020	$492,584	$—	$1,356,946	$—	$728,000	$17,100	$2,594,630
Chief Claims Officer	2019	$474,205	$—	$475,919	$—	$648,501	$16,500	$1,615,126
	2018	$467,198	$70,692	$225,062	$—	$322,389	$18,500	$1,103,841

(1)All base salary amounts are presented in United States Dollars ("USD"). The changes in Mr. Silvester's salary from 2018 to 2019 were the result of exchange rate fluctuation between British Pounds ("GBP") and USD; his salary was not changed in 2018 or 2019. Mr. Silvester's nominal annual base salary rate for 2018 and 2019 was £1,848,090, and his nominal annual base salary rate for 2020 was £76,870. Certain amounts paid to Mr. Silvester in GBP have been converted to USD for presentation in this Summary Compensation Table as described below in footnote 5.
(2)The amounts shown in the Stock Awards column represents the aggregate grant date fair value of RSUs and PSUs granted to our executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 19 - Share-Based Compensation and Pensions to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. Amounts reported in the table in respect of PSUs granted in 2020 reflect a "target" level of performance, and the grant date fair value of such awards was as follows: Guy Bowker - $2,100,123 (forfeited in their entirety in connection with his Transition Agreement); Paul O'Shea - $6,734,367; Orla Gregory - $4,141,682; and Paul Brockman - $949,862. If the maximum level of performance were to be achieved, then the number of shares that would be received in respect of such 2020 PSUs would be 200% of the number of PSUs granted (for Mr. O'Shea and Ms. Gregory) and 150% of the number of PSUs granted (for Messrs. Bowker and Brockman), and the grant date value of such awards would have been as follows: Guy Bowker - $3,150,185 (forfeited in their entirety in connection with his Transition Agreement); Paul O'Shea - $13,468,734; Orla Gregory - $8,283,364; and Paul Brockman - $1,424,793. Whether the recipients of PSUs will receive any shares in respect of PSU awards depends on whether Enstar achieves certain levels of growth in fully diluted book value per share or Operating Income ROE, as set forth in each award agreement. In connection with Mr. Bowker's planned separation from the Company, he forfeited all of the PSUs awarded to him in 2020 and 2019 pursuant to the terms of his Transition Agreement. He also forfeited two-thirds of the RSUs awarded to him in 2020 and one-third of the RSUs awarded to him in 2019. Pursuant to the Transition Agreement, Mr. Bowker vested in (a) the PSUs awarded to him in 2018 and (b) one-third of the RSUs awarded to him in 2020 that were otherwise scheduled to vest in March 2021.
(3)The amount shown in the Option Awards column represents the aggregate grant date fair value of a grant to Mr. Silvester of a Joint Share Ownership Interest in 565,630 ordinary shares under our Joint Share Ownership Plan, a sub-plan of our Amended and Restated 2016 Equity Incentive Plan. The grant date fair value of the Joint Share Ownership Interest is computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, using a Monte Carlo valuation model. Under the terms of a joint share ownership agreement between Enstar, Mr. Silvester and the trustee of the Enstar Group Limited Employee Benefit Trust, Mr. Silvester holds a shared ownership interest with the Trustee in the ordinary shares underlying the award, subject to certain vesting and other conditions. Except in certain instances of change of control, as defined in the joint share ownership agreement, or the lapse of his interest, 80% of Mr. Silvester's interest will vest on January 21, 2023 (the "Vesting Date") and 20% of Mr. Silvester's interest will vest on that date only if the growth of Enstar's fully diluted book value per ordinary share between January 1, 2020 and December 31, 2022 meets or exceeds a compound annual growth rate of compound annual growth rate of 10%. If the market price of an ordinary share on both the Vesting Date and the date on which the value of Mr. Silvester's interest is realized is equal to or greater than $266.00, Mr. Silvester will be entitled to 100% of any value in the ordinary shares held by the Trust above $205.89 per share.

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(4)The amounts reported reflect the actual performance-based annual incentive bonuses paid to each named executive officer for the applicable fiscal year pursuant to the Annual Incentive Plan. The bonuses paid pursuant to the Annual Incentive Plan are described above in "Compensation Discussion and Analysis - Annual Incentive Compensation.”
(5)Amounts paid to Mr. Silvester in GBP have been converted to USD at the then-prevailing exchange rate on the relevant payroll date. Mr. Silvester's 2020 annual incentive plan award was determined in GBP in accordance with his 2020 employment agreement and subsequently paid in USD in the amount set forth in the Summary Compensation Table, which represents conversion from GBP to USD at the prevailing exchange rate as of the date of approval the award by the Compensation Committee. All Other Compensation for 2020 represents (a) perquisites valued at aggregate incremental cost to Enstar, comprising (i) partial tax payment relating to Mr. Silvester's joint share ownership award ($4,740,625); (ii) professional advisory services of $366,294 rendered to Enstar in relation to the Company's development of a UK executive benefit plan and structure applicable to the 2020 award; and (iii) additional medical and dental expense reimbursement pursuant to employment agreement ($8,425) and (b) other compensation consisting of a payment in respect of retirement benefit contribution ($184,809).
(6)All PSUs and all but one-third of RSUs granted to Mr. Bowker during 2020 were forfeited in connection with his resignation. All Other Compensation for 2020 represents: (i) cash payment in respect of retirement benefit contribution ($74,531) and (ii) payment of Mr. Bowker's share of Bermudian payroll and social insurance tax ($153,465). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.
(7)All Other Compensation for 2020 represents: (i) cash payment in respect of retirement benefit contribution ($148,884) and (ii) payment of Mr. O'Shea's share of Bermudian payroll and social insurance tax ($176,711). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.
(8) All Other Compensation for 2020 represents: (i) cash payment in respect of retirement benefit contribution ($119,619) and (ii) payment of Ms. Gregory’s share of Bermudian payroll and social insurance tax ($176,711). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.
(9)All Other Compensation for 2020 represents a Company matching contribution under our 401(k) plan ($17,100). This Company matching contribution under our 401(k) plan is offered to all of our U.S.-based employees.

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Grants of Plan-Based Awards in 2020

Name	Award Type	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)

				Threshold	Target	Maximum	Threshold	Target	Maximum
Dominic Silvester	AIP	n/a	n/a	$2,272,561	$3,156,334	$4,166,361
	JSOP										565,630	$205.89	$13,648,652

Guy Bowker	AIP	n/a	n/a	$486,000	$1,080,000	$1,584,000
	PSUs	2/20/2020	3/20/2020				3,408	5,680	8,520				$1,050,062
	PSUs	2/20/2020	3/20/2020				3,408	5,680	8,520				$1,050,062
	RSUs	2/20/2020	3/20/2020							4,868			$899,947

Paul O'Shea	AIP	n/a	n/a	$1,012,500	$2,250,000	$2,970,000
	PSUs	1/20/2020	1/21/2020				16,393	32,785	49,178				$6,734,367
	RSUs	1/20/2020	1/21/2020							10,929			$2,244,926

Orla Gregory	AIP	n/a	n/a	$810,000	$1,740,000	$2,310,000
	PSUs	1/20/2020	1/21/2020				10,082	20,163	30,245				$4,141,682
	RSUs	1/20/2020	1/21/2020							6,721			$1,380,561

Paul Brockman	AIP	n/a	n/a	$371,250	$687,500	$907,500
	PSUs	2/20/2020	3/20/2020				1,541	2,569	3,854				$474,931
	PSUs	2/20/2020	3/20/2020				1,541	2,569	3,854				$474,931
	RSUs	2/20/2020	3/20/2020							2,202			$407,084

(1)The amounts reported in these columns represent estimated possible payouts of performance-based annual incentive cash bonuses under the 2019-2021 Annual Incentive Plan ("AIP") in respect of 2020, assuming threshold achievement, target achievement and maximum achievement of the applicable performance metrics and assuming full negative and positive exercise of the Committee Adjustment Amount for threshold and maximum awards, respectively. The Committee Adjustment Amount is described in detail in "Compensation Discussion and Analysis - Annual Incentive Compensation - Committee Adjustment Amount." The actual amounts paid to our named executive officers in respect of 2020 are included in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.
(2)The amounts reported in these columns represent grants pursuant to the Equity Plan during 2020 of PSUs that cliff vest following a three-year performance period, subject to the Company's achievement of certain levels of growth in fully diluted book value per share or Operating Income ROE, as determined by the Compensation Committee for each award granted. Failure by the Company to attain at least a threshold level of financial performance during the performance period in respect of an award would result in zero vesting of PSUs under such award. All of the PSUs granted to Mr. Bowker during 2020 were forfeited in connection with his resignation and the Transition Agreement.
(3)The amounts reported in this column represent grants pursuant to the Equity Plan during 2020 of time-vested RSUs. RSUs granted during 2020 vest in three approximately equal annual installments beginning one year from the grant date. All but one-third of RSUs granted to Mr. Bowker during 2020 were forfeited in connection with his resignation and the Transition Agreement.
(4)The amount reported in this column represents a grant to Mr. Silvester of a Joint Share Ownership Interest in 565,630 ordinary shares under our Joint Share Ownership Plan, a sub-plan of our Equity Plan. Under the terms of a joint share ownership agreement between Enstar, Mr. Silvester and the trustee of the Enstar Group Limited Employee Benefit Trust, Mr. Silvester holds a shared ownership interest with the Trustee in the ordinary shares underlying the award, subject to certain vesting and other conditions. Except in certain instances of change of control, as defined in the joint share ownership agreement, or the lapse of his interest, 80% of Mr. Silvester's interest will vest on January 21, 2023 (the "Vesting Date") and 20% of Mr. Silvester's interest will vest on that date only if the growth of Enstar's fully diluted book value per ordinary share between January 1, 2020 and December 31, 2022 meets or exceeds a compound annual growth rate of 10%. Where the market prices of an ordinary share on both the Vesting Date and the date on which the value of Mr. Silvester's interest is realized are equal to or greater than $266.00, Mr. Silvester will be entitled to 100% of any value in the ordinary shares held by the Trust above $205.89 per share.
(5)The amounts reported in this column represent the grant date fair value of awards granted to our named executive officers in 2020, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based
Awards Table
Employment Agreements with Named Executive Officers
We have employment agreements with all of our named executive officers. On January 21, 2020, we entered into amended and restated employment agreements with Messrs. Silvester and O'Shea and Ms. Gregory, extending their terms of service for additional three-year periods. Mr. O'Shea's and Ms. Gregory's 2020 employment agreements include substantially the same terms as their prior agreements, except that the agreements provide for increased annual base salaries of $1,500,000 and $1,200,000, respectively. Mr. Silvester's 2020 employment agreement includes various changes designed to make the agreement consistent with Mr. Silvester's long-term incentive award granted in January 2020. Mr. Silvester's 2020 long-term incentive award and 2020 employment agreement are described in detail above under the heading "Compensation Discussion and Analysis - Executive Employment Agreements - 2020 Executive Officer Compensation Matters." These agreements for Messrs. Silvester and O'Shea and Ms. Gregory do not contain an automatic renewal clause or a mandatory cost-of-living base salary increase.
Mr. Bowker had an employment agreement as Chief Financial Officer, effective as of January 1, 2018. In connection with his planned separation from the Company, Mr. Bowker's Transition Agreement provided for: (i) his continued service through March 1, 2021; (ii) a monthly payment rate of $62,500; and (iii) the forfeiture of his outstanding long-term equity incentive awards through his remaining employment, other than one-third of the RSUs awarded to him in 2020 and the PSUs awarded to him in 2018 that were both otherwise scheduled to vest in March 2021.
Mr. Brockman's employment agreement was entered into on January 8, 2018 and continues for an indefinite term until terminated in accordance with its terms.
The material terms of each of the employment agreements are described below in the section entitled "Potential Payments upon Termination or Change in Control." The employment agreements also provide for certain benefits and certain restrictive covenants.
Incentive Awards
Awards granted under our Annual Incentive Plan and our Equity Plan are described in "Compensation Discussion and Analysis - Annual Incentive Compensation" and "Long-Term Incentive Compensation," respectively.
Retirement and Other Benefits
We maintain retirement plans and programs for our employees in Bermuda, Australia, the United Kingdom, Europe, and the United States. On an annual basis, our employees and executive officers in Bermuda receive an amount equal to 10% of their base salaries in respect of a retirement benefit contribution. Mr. Silvester received a retirement benefit in respect of 2020 pursuant to his employment agreement in the amount of $184,809, which represents 10% of his legacy base salary of £1,848,090, converted to United States dollars on the date of payment. Our employees and executive officers in the United States receive a Company matching contribution under our 401(k) plan of up to 6% of base salary, subject to IRS maximums. The amounts paid to each of our executive officers in respect of these retirement benefits are included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table above. Amounts for other benefits included in the "All Other Compensation" column of the Summary Compensation Table are described in "Compensation Discussion and Analysis - Other Benefits and Perquisites."

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Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information regarding all outstanding equity awards held by the executive officers at December 31, 2020.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dominic Silvester	565,630	(2)	$266.00	4/21/2023	(2)	—		$—	—		$—

Guy Bowker	—		$—			4,429	(3)	$907,458	—	(4)	$—

Paul O'Shea	—		$—			10,929	(5)	$2,239,243	49,178	(6)	$10,075,978

Orla Gregory	20,000	(7)	$147.75	6/9/2024		6,721	(8)	$1,377,066	30,245	(9)	$6,196,796

Paul Brockman	—		$—			4,228	(10)	$866,275	10,509	(11)	$573,897

(1)Market value of stock awards based on $204.89 per share, the closing price of our ordinary shares on December 31, 2020.
(2)Represents Mr. Silvester's Joint Share Ownership Interest in 565,630 ordinary shares relating to an equity award granted to him under our Joint Share Ownership Plan, a sub-plan of our Equity Plan. Under the terms of a joint share ownership agreement between Enstar, Mr. Silvester and the trustee of the Enstar Group Limited Employee Benefit Trust, Mr. Silvester holds a shared ownership interest with the Trustee in the ordinary shares underlying the award, subject to certain vesting and other conditions. Except in certain instances of change of control, as defined in the joint share ownership agreement, or the lapse of his interest, 80% of Mr. Silvester's interest will vest on January 21, 2023 (the "Vesting Date") and 20% of Mr. Silvester's interest will vest on that date only if the growth of Enstar's fully diluted book value per ordinary share between January 1, 2020 and December 31, 2022 meets or exceeds a compound annual growth rate of 10%. For a period of three months beginning on the Vesting Date, Mr. Silvester may realize the value, if any, of the Executive Interest. Upon expiration of the three-month period, the value, if any, of the Executive Interest will be realized automatically. Where the market prices of an ordinary share on both the Vesting Date and the date on which the value of Mr. Silvester's interest is realized are equal to or greater than $266.00, Mr. Silvester will be entitled to 100% of any value in the ordinary shares held by the Trust above $205.89 per share.
(3)Reflects (a) 2,807 PSUs that cliff vested on February 26, 2021 following a three-year performance period that ended on December 31, 2020 upon the Company's achievement of certain levels of growth in fully diluted book value per share and (b) 1,622 RSUs that ultimately vested on February 26, 2021 in connection with Mr. Bowker's Transition Agreement.
(4)In connection with Mr. Bowker's planned separation from the Company, he forfeited all of the PSUs awarded to him in 2020 and 2019 pursuant to the terms of his Transition Agreement.
(5)Reflects RSUs scheduled to vest in three equal annual installments beginning on January 21, 2021.
(6)Reflects PSUs that cliff vest following a three-year performance period that began on January 1, 2020 subject to the Company's achievement of certain levels of growth in fully diluted book value per share. The amount of unearned PSUs is reported based on the Target+ (150% multiplier) number of PSUs that may be earned for the performance period.
(7)Reflects fully vested cash-settled SARs granted in 2014. No shares of stock may be issued upon exercise.
(8)Reflects RSUs scheduled to vest in three equal annual installments beginning on January 21, 2021.
(9)Reflects PSUs that cliff vest following a three-year performance period that began on January 1, 2020 subject to the Company's achievement of certain levels of growth in fully diluted book value per share. The amount of unearned PSUs is reported based on the Target+ (150% multiplier) number of PSUs that may be earned for the performance period.
(10)Reflects (a) 1,691 PSUs that cliff vested on March 1, 2021 following a three-year performance period that ended on December 31, 2020 upon the Company's achievement of certain levels of growth in fully diluted book value per share; (b) 335 RSUs scheduled to vest on November 17, 2021; and (c) 2,202 RSUs scheduled to vest in three approximately equal annual installments beginning on March 20, 2021.
(11)Reflects (a) 1,400 PSUs (150% of target) that cliff vest following a three-year performance period that began on January 1, 2019 subject to the Company's achievement of certain levels of growth in fully diluted book value per share; (b) 1,401 PSUs (150% of target) that cliff vest following a three-year performance period that began on January 1, 2019 subject to the Company's achievement of certain levels of Operating Income ROE; (c) 3,854 PSUs (150% of target) scheduled to cliff vest following a three-year performance period that began on January 1, 2020 subject to the Company's achievement of certain levels of growth in fully diluted book value per share; and (d) 3,854 PSUs (150% of target) that cliff vest following a three-year performance period that began on January 1, 2020 subject to the Company's achievement of certain levels of Operating Income ROE.

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Option Exercises and Stock Vested during 2020 Fiscal Year
The following table sets forth information regarding the vesting of restricted shares held by the executive officers during the 2020 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dominic Silvester	58,865	$9,945,468
Guy Bowker	1,570	$295,312
Paul O'Shea	36,791	$6,215,982
Orla Gregory	24,528	$4,144,083
Paul Brockman	1,789	$364,831
(1)Amount is the number of shares of stock acquired upon vesting of PSU and RSU awards multiplied by the closing market price of our ordinary shares on the vesting date (or the preceding trading day if the vesting date was not a trading day).

Potential Payments upon Termination or Change in Control
This section describes payments that would be made to our executive officers following termination of employment or upon a change in control of the Company. In the first part of this section, we describe benefits under employment agreements and general plans that apply to any executive officer participating in those plans. We then provide estimated amounts of benefits assuming the occurrence of certain hypothetical termination events as of December 31, 2020.
Employment Agreement for our Chief Executive Officer
The descriptions below set forth the material terms of the employment agreement with our Chief Executive Officer that was in effect as of December 31, 2020 (the "CEO Employment Agreement"). The CEO Employment Agreement was amended and restated on March 31, 2021, but the amendment did not change the items described below other than with respect to currency of payment to be made in U.S. dollars instead of British pounds.
Termination for "Cause" or Voluntary Termination without "Good Reason." If we terminate Mr. Silvester's employment for "cause," or if Mr. Silvester voluntarily resigns without "good reason," we will not be obligated to make any payments to him other than amounts that have been fully earned by, but not yet paid to, Mr. Silvester.
Change in Control. If a change of control of the Company occurs during the term of the CEO Employment Agreement, Mr. Silvester would be entitled to: (i) a lump sum amount equal to £5,544,270 (three times his annual base salary under his prior employment agreement); and (ii) if his Executive Interest under the JSOP Agreement vests upon such change in control, a lump sum amount (such amount, the "COC JSOP Amount") equal to either (a) $34 million less any amount realized by him in respect of the Executive Interest, if the Hurdle (defined in the JSOP Agreement as the closing price of a common share of the Company on January 17, 2020 multiplied by the compound annual growth rate for the period from, and including, January 21, 2020 to the earlier of certain dates as prescribed in the JSOP Award), is met at the time of such change of control, or (b) $27 million less any amount received by him in respect of the Executive Interest, if the Hurdle is not met. Mr. Silvester would also be entitled to continued medical benefits for him and his spouse and dependents for thirty-six months if he were to resign within 30 days of a change in control. For an explanation of the determination of the value of the Executive Interest in respect of the CEO JSOP Award in the event of a change in control, see “Equity Incentive Plan – CEO JSOP Award” below for a discussion of the JSOP Award in the event of a change in control.
Termination "without Cause" or Termination for "Good Reason." If Mr. Silvester’s employment is terminated during the term of the CEO Employment Agreement by the Company without “cause” or by Mr. Silvester for “good reason,” Mr. Silvester would be entitled to: (i) any amounts that have been fully earned by, but not yet paid to, Mr. Silvester under the CEO Employment Agreement as of the date of such termination, together with any payment in lieu of accrued but unused holiday; (ii) a lump sum amount equal to £5,544,270 (three times his annual base salary under his prior employment agreement); (iii) continued medical benefits for him and his spouse and dependents for three

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years; (iv) in the event no COC JSOP Amount has been paid to him, if such termination occurs before the date his Executive Interest vests and if, on January 21, 2023, the Hurdle has not been met, a lump sum amount equal to $27 million less any amount received by him in respect of the Executive Interest; and (v) an amount equal to the bonus that he would have received in respect of the year of his termination had he been employed by the Company for the full year, based on the Company's achievement of the performance goals established in accordance with any incentive plan in which he participates.
Death of Executive. In the event of Mr. Silvester's death, the CEO Employment Agreement automatically terminates, and his or her designated beneficiary or legal representatives are entitled to: (i) a lump sum payment equal to five times the executive officer’s annual base salary pursuant to life insurance coverage maintained by the Company on behalf of Mr. Silvester; (ii) an amount equal to the bonus that would have been received had Mr. Silvester been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days he was employed in such year and the denominator of which is 365; and (iii) continued medical benefits coverage for Mr. Silvester's spouse and dependents for a period of 36 months if and to the extent the Company was paying for such benefits for Mr. Silvester’s spouse and dependents at the time of his death.
Disability of Executive. If Mr. Silvester's employment is terminated due to disability, then he is entitled to: (i) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to him as of the date of such termination; (ii) continued base salary for a period of 36 months, with base salary payments being offset by any payments under the Company's disability insurance policies; (iii) an amount equal to the bonus that would have been received had Mr. Silvester been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days he was employed in such year and the denominator of which is 365; and (iv) continued medical benefits coverage for Mr. Silvester and his spouse and dependents for a period of 36 months if and to the extent the Company was paying for such benefits for Mr. Silvester’s spouse and dependents at the time of his death.
Restrictive Covenants. The CEO Employment Agreement restricts Mr. Silvester from competing with the Company for the term of the CEO Employment Agreement and, if his employment with the Company is terminated before the end of the employment term, for a period of 18 months after his termination of employment.
Employment Agreements for our President; Chief Operating Officer; Chief Financial Officer; and Chief Claims Officer
The descriptions below set forth the material terms of the employment agreements with our named executive officers other than our CEO, that were in effect as of December 31, 2020.
Our executive officers are entitled to certain benefits under their employment agreements upon termination of their employment. An executive officer’s employment may terminate under any of the following circumstances: (i) by us for "cause" (as defined in the applicable executive’s agreement) or by the executive without "good reason" (as defined in the executive’s agreement, if applicable), (ii) by us without "cause" or by the executive with "good reason" (if applicable); (iii) following a "change of control" (as defined in the applicable executive’s agreement); (iv) upon the executive’s death or disability; and (v) after expiration of the term of employment for agreements with a set term.
Upon termination for any reason, each executive is entitled to any salary, bonuses, expense reimbursement and similar amounts (including pension benefits) that were already earned by, but not yet paid to, such executive.
On April 6, 2020, Mr. Bowker notified us of his intent to resign effective in early 2021, and we entered into a Transition Agreement, which provided for certain benefits upon termination of employment as set forth below.
Termination for "Cause" or Voluntary Termination without "Good Reason." If we terminate the employment agreement of Mr. O'Shea or Ms. Gregory for "cause," or if one of them voluntarily terminates his or her employment agreement with us without "good reason," we will not be obligated to make any payments to the executive officer other than amounts that have been fully earned by, but not yet paid to, the executive officer. If we terminate the employment agreement of Messrs. Bowker or Brockman for "cause," or if one of them terminates his employment

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for any reason, we will not be obligated to make any payments to him other than amounts that have been fully earned by, but not yet paid to, him.
Termination "without Cause" or Termination for "Good Reason." Our executive officers are entitled to the benefits described below if: (i) we terminate the executive officer’s employment "without cause" or (ii) for Mr. O’Shea or Ms. Gregory, if the executive officer terminates his or her employment with "good reason": (A) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, the executive officer as of the date of termination; (B) a lump sum amount equal to three times the executive officer’s annual base salary (for Mr. O'Shea), two times (for Ms. Gregory), or a continuation of base salary payments until February 28, 2021 (for Mr. Bowker) and for a period of six months (for Mr. Brockman); (C) continued medical benefits coverage for the executive officer, his or her spouse and dependents at our expense for 36 months (for Mr. O'Shea), 24 months (for Ms. Gregory) and through August 31, 2021 (for Mr. Bowker); (D) vesting of each outstanding unvested equity incentive award, if any, granted to the executive officer before, on or within three years of the effective date of the employment agreement (for Mr. O'Shea and Ms. Gregory) and continued vesting of outstanding equity awards in accordance with their terms through March 20, 2021 (for Mr. Bowker); and (E) for the year in which the executive officer’s employment terminates, provided that we achieve any performance goals established in accordance with any incentive plan in which the executive officer participates, an amount equal to the bonus that the executive officer would have received had he or she been employed by us for the full year (an "Incentive Plan Payment") for Mr. O'Shea and Ms. Gregory and an Incentive Plan Payment reduced on a pro rata basis to reflect the amount of calendar days during the year that he was employed (a "Pro Rata Incentive Plan Payment") for Messrs. Bowker and Brockman.
Termination following a Change in Control. The employment agreements in effect at the end of 2020 with Messrs. O'Shea, Bowker, and Brockman and Ms. Gregory, required termination of employment following a change of control in order for the executive officer to be entitled to the prescribed employment agreement benefits. Termination of employment following a change in control would entitle the executive officer to the same benefits described above under "Termination without Cause/Termination with Good Reason" provided that: (i) termination by us is "without cause" or (ii) termination by the executive is with "good reason," depending on the terms of the individual executive's agreement. Under the employment agreements in effect at the end of 2020, if an executive ends his or her employment following a change in control without "good reason" (if applicable), the executive would receive earned but unpaid compensation as of the termination date under his or her employment agreement.
Death of Executive. In the event of an executive officer’s death, his or her employment agreement automatically terminates, and his or her designated beneficiary or legal representatives are entitled to: (A) a lump sum payment equal to five times the executive officer’s annual base salary in effect at the time of his or her death (for Mr. O'Shea and Ms. Gregory); (B) a Pro Rata Incentive Plan Payment (for Mr. O’Shea, Ms. Gregory and Mr. Bowker); and (C) continued medical benefits coverage under the employment agreement for the executive officer’s spouse and dependents for a period of 36 months (for Mr. O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker) following death. The Company self-insures its obligation to fund the difference between the contractually provided lump sum amount payable in the event of the death of Mr. O'Shea or Ms. Gregory and the life insurance benefit provided by each executive's participation in the Company's life insurance benefit provided to all employees.
Disability of Executive. For Mr. O'Shea, Ms. Gregory and Mr. Bowker, either the executive officer or we may terminate his or her employment agreement if the executive officer becomes disabled (as defined in the applicable executive’s agreement). If the executive officer’s employment ends because of disability, then he or she is entitled to: (A) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, the executive officer as of the date of such termination; (B) base salary for a period of 36 months (for Mr. O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker), with base salary payments being offset by any payments to the executive officer under the Company's disability insurance policies; (C) a Pro Rata Incentive Plan Payment (for Mr. O'Shea, Ms. Gregory and Mr. Bowker); and (D) continued medical benefits coverage for the executive officer, his or her spouse and dependents at our expense for a period of 36 months (for Mr. O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker).

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Restrictive Covenants. In addition, the employment agreements of Mr. O'Shea and Ms. Gregory provide the Company with certain protections in the form of restrictive covenants, including that if the executive fails to remain employed through the current term (other than in the event of termination by the Company "without cause" or by the executive with "good reason"), he or she may not compete with us for a specified period following the date of termination of employment. Such specified periods are 18 months with respect to Mr. O'Shea and 12 months with respect to Ms. Gregory. These agreements, and the agreements for Messrs. Bowker and Brockman, also include restrictive covenants regarding non-solicitation, confidentiality, and non-disparagement. Messrs. Bowker and Brockman are subject to restrictive covenants regarding post-termination non-solicitation for periods of twelve months and six months, respectively.
Annual Incentive Plan
Under the Annual Incentive Plan, a change in control would accelerate payment of bonuses by changing the measurement period to determine bonuses from the calendar year to a period that begins on the first day of the calendar year and ends on the date of the change in control.
Equity Incentive Plan
CEO JSOP Award. In the event of a change in control of the Company, the JSOP Agreement provides that Mr. Silvester's Executive Interest in the JSOP Award would vest in full on the date of such change in control unless the parties agree to roll-over the Executive Interest into shares in the acquiring company, in which case the Executive Interest would not vest and would remain outstanding, subject to the terms of the JSOP Agreement. Upon vesting in connection with a change in control, provided that the Hurdle is met, the value of the Executive Interest would be determined by reference to the applicable price per ordinary share of the Company (or equivalent value where the consideration is not in cash) agreed in the change in control transaction. Upon a change in control, the Hurdle would be the price per share that represents a compound annual growth rate of 8.9136% above an initial share price of $205.89 for the period from and including January 21, 2020 to the date of the change in control. If the Hurdle is not met as of the date of a change in control, the Executive Interest would have no value.
PSUs and RSUs. Our Equity Plan provides that PSUs and RSUs awards will not fully vest, nor will payments be made in respect of outstanding PSU and RSU awards, if the Compensation Committee determines, prior to a change in control, that the surviving or successor corporation will assume all such outstanding awards, or substitute a new award of the same type for each such outstanding award. If such assumption or substitution does not occur, the Compensation Committee may fully vest all such outstanding awards in the event of a change in control and may terminate such outstanding awards in exchange for a settlement payment based upon the price per share received in connection with the change in control. The Equity Plan further provides that, unless otherwise determined by the Compensation Committee, PSUs with respect to completed performance periods shall be paid if earned and with respect to in-progress performance periods, a pro-rata portion of the target award opportunity shall be paid based on the portion of the performance period that has been completed as of the date of the change in control.

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Hypothetical Payments and Benefits
The following table sets forth the benefits payable to each executive officer assuming the occurrence of certain hypothetical events on December 31, 2020.

Name	Executive Voluntary Termination or Company Termination for Cause(1)	Executive Voluntary Termination for Good Reason, Company Termination Without Cause(2)	Change in Control	Death	Disability

Dominic Silvester
Base Salary(3)	$—	$7,575,203	$7,575,203	$—	$7,575,203
Bonus(4)	$—	$4,376,632	$4,376,632	$4,376,632	$4,376,632
Medical Benefits(5)	$—	$113,552	$—	$113,552	$113,552
Contractual Life Benefit(6)	$—	$—	$—	$12,625,338	$—
Accelerated Vesting and Contract Benefit(7)	$—	$27,000,000	$27,000,000	$—	$—
TOTAL	$—	$39,065,387	$38,951,835	$17,115,522	$12,065,387

Guy Bowker
Base Salary(3)	$—	$150,000	$—	$—	$900,000
Bonus(4)	$—	$1,100,000	$1,100,000	$1,100,000	$1,100,000
Medical Benefits(5)	$—	$25,234	$—	$37,851	$37,851
Contractual Life Benefit	$—	$—	$—	$—	$—
Accelerated Vesting(7)	$—	$1,011,849	$1,011,849	$1,011,849	$1,011,849
TOTAL	$—	$2,287,083	$2,111,849	$2,149,700	$3,049,700

Paul O'Shea
Base Salary(3)	$—	$4,500,000	$—	$—	$4,500,000
Bonus(4)	$—	$2,610,000	$2,610,000	$2,610,000	$2,610,000
Medical Benefits(5)	$—	$94,803	$—	$94,803	$94,803
Contractual Life Benefit(6)	$—	$—	$—	$7,500,000	$—
Accelerated Vesting(7)	$—	$8,956,561	$8,956,561	$8,956,561	$8,956,561
TOTAL	$—	$16,161,365	$11,566,561	$19,161,365	$16,161,365

Orla Gregory
Base Salary(3)	$—	$2,400,000	$—	$—	$2,400,000
Bonus(4)	$—	$2,082,000	$2,082,000	$2,082,000	$2,082,000
Medical Benefits(5)	$—	$27,777	$—	$27,777	$27,777
Contractual Life Benefit	$—	$—	$—	$6,000,000	$—
Accelerated Vesting(7)	$—	$5,508,263	$5,508,263	$5,508,263	$5,508,263
TOTAL	$—	$10,018,040	$7,590,263	$13,618,040	$10,018,040

Paul Brockman
Base Salary(3)	$—	$260,000	$—	$—	$—
Bonus(4)	$—	$728,000	$—	$—	$—
Medical Benefits(5)	$—	$—	$—	$—	$—
Contractual Life Benefit(6)	$—	$—	$—	$—	$—
Accelerated Vesting(7)	$—	$1,436,962	$1,436,962	$1,436,962	$1,436,962
TOTAL	$—	$2,424,962	$1,436,962	$1,436,962	$1,436,962

(1)Upon termination, the executive officer would be entitled only to amounts (including salary, bonus, expense reimbursement, etc.) that have been fully earned but not yet paid on the date of termination.
(2)An executive officer (other than Mr. Silvester) terminated without cause or resigning with good reason within one year of a change in control would receive benefits equivalent to those set forth in this column.
(3)Reflects a lump sum payment equal to three times annual base salary in effect on December 31, 2020 for Messrs. Silvester and O'Shea and two times annual base salary for Ms. Gregory. Reflects six months continuation of base salary for Mr. Brockman. Reflects two months continuation of base salary for Mr. Bowker following a termination for Good Reason or by Company without cause and one year continuation of base salary following termination due to disability pursuant to his Transition Agreement. Salary amounts payable following disability of an executive would be offset by any amounts we recover under the Company's disability insurance policies.

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(4)Bonus payments for the 2020 year were determined in accordance with the process described in "Compensation Discussion and Analysis - Annual Incentive Compensation." The bonus amount is assumed to be equal to the actual bonus awarded to the executive officer for the year ended December 31, 2020, which was paid in cash in 2021. Under the Annual Incentive Plan, a change in control would accelerate payment of bonuses by changing the measurement period to determine bonuses from the calendar year to a period that begins on the first day of the calendar year and ends on the date of the change in control. However, the Annual Incentive Plan does not create a contractual right to receive a bonus payment upon a change of control.
(5)Reflects the value of continued coverage under medical plans for certain executive officers and their respective families and assumes continuation of premiums paid by us as of December 31, 2020 for the maximum coverage period of 36 months for Messrs. Silvester and O'Shea, 24 months for Ms. Gregory and 12 months for Mr. Bowker (or through August 31, 2021 if Mr. Bowker is terminated without cause).
(6)Reflects a lump sum payment of five times annual base salary. The Company self-insures its obligation to fund the difference between the contractually provided lump sum amount payable and that provided by the executive's participation in the Company's group life insurance policies.
(7)Based on $204.89 per share, the closing price of our ordinary shares on December 31, 2020. Includes the value of lump sum payments pursuant to Mr. Silvester's employment agreement as described above under the heading "Employment Agreement for our Chief Executive Officer." For Messrs. Silvester and O’Shea and Ms. Gregory, upon termination for good reason or without cause, their employment agreements provide for the immediate vesting of each outstanding equity incentive award granted to the executive before, on or within three years after the effective date of the executive’s employment agreement, notwithstanding anything to the contrary in any other agreement, and such awards become exercisable on the date of termination.

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CEO PAY RATIO

SEC rules require the Company to determine the annual total compensation of our median-compensated employee for 2020 and present a comparison of that person's compensation to the annual total compensation of our CEO, Dominic Silvester. Our pay ratio was calculated using the ratio of Mr. Silvester's annual total compensation (as reported in the Summary Compensation Table) to the annual total compensation of our median employee (calculated in accordance with the Summary Compensation Table rules), for fiscal year 2020. Mr. Silvester's 2020 annual total reported compensation was $23,548,966. The 2020 annual total compensation of our median compensated employee was $114,323. Accordingly, our pay ratio for 2020 was 206 to 1, compared to 60 to 1 for 2019. The increase was primarily attributable to the joint share ownership award received by the CEO during the year, the grant date fair value of which is included in his total compensation for 2020 although the amounts received, if any, in respect of the award would not be payable until January 2023 and are subject to vesting conditions related to the market price of the Company's shares and growth in FDBVPS.
To calculate our CEO pay ratio, we identified a median-compensated employee for whom 2020 annual total compensation could be determined. We determined the median-compensated employee by collecting compensation data for all of our full- and part-time staff employed by us across all jurisdictions on October 1, 2020, excluding Mr. Silvester. We excluded from this population all personnel classified as independent contractors whose compensation is determined by third parties. This process resulted in the use of a different person as the median-compensated employee than the prior year.
To identify the median-compensated employee, we used total cash compensation as our compensation measure, which included (i) base salary or wages, including overtime, and (ii) annual incentive payments made during the one-year period ended September 30, 2020. Equity compensation, including any equity awards settled in cash, was not included in total cash compensation. We did not make any cost-of-living or other adjustments, assumptions or estimates. Total cash compensation paid in a foreign currency was converted to U.S. Dollars at prevailing exchange rates as of September 30, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	—	$—	377,366	(1)
Equity compensation plans not approved by security holders	57,734	$127.37	42,266	(2)
Total			419,632
(1)Consists of 296,325 ordinary shares that are available for future issuance under the Equity Plan and 81,041 ordinary shares available under the Enstar Group Limited Employee Share Purchase Plan as of December 31, 2020.
(2)Consists of ordinary shares available for future issuance under the Deferred Compensation Plan, which is described above under "Director Compensation - Deferred Compensation Plan."

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AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of the Company’s internal audit function. The Audit Committee is solely responsible for the appointment, retention, and compensation of the Company’s independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent registered public accounting firm, as appropriate.
In performing its duties, the Audit Committee:
▪has reviewed the Company’s audited financial statements for the year ended December 31, 2020 and had discussions with management regarding the audited financial statements;
▪has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission;
▪has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence; and
▪has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for that year.
AUDIT COMMITTEE
Robert J. Campbell, Chairman
B. Frederick Becker
Susan L. Cross
Hitesh R. Patel

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EXECUTIVE COMPENSATION

Proposal 1

AMENDMENT TO THE BYE-LAWS TO DECLASSIFY THE BOARD OF DIRECTORS

Background
Following our shareholder engagement efforts earlier this year, our Board of Directors has proposed to amend our Bye-Laws to remove our classified Board structure over a three-year period and provide for the annual election of all directors, beginning with the 2021 Annual Meeting. If this Proposal 1 is approved by shareholders, the declassification of the Board of Directors will be implemented on a phase-in basis in accordance with the following schedule:
•Class I and III Directors: term expires at the 2022 Annual General Meeting and annually thereafter; and
•Class II Directors: term expires at the 2023 Annual General Meeting and annually thereafter.
As part of our Board’s and our Nominating and Governance Committee’s periodic review of our governance structure and practices, and following our shareholder engagement efforts, our Board and Nominating and Governance Committee considered various factors that favor declassifying the Board and moving to an annual election of all of our Directors. This consideration included the fact that many investors and shareholders support annual elections and believe they enhance accountability to shareholders.
If our shareholders do not approve this Proposal 1, our board will remain classified, and our shareholders will instead be asked to elect the four Class III Directors at the Annual Meeting to hold office until 2024 (see Proposal 2 below).

Proposed Amendment to the Bye-Laws
Currently the Bye-Laws divide our Board of Directors into three classes, with Directors in each class serving three-year terms ending on the date of the third annual general meeting of shareholders following the annual general meeting at which such Directors were elected. Under Bermuda law, amendments to our Bye-Laws require majority shareholder approval. To remove the current classified board structure, we proposed amending the Bye-Laws as set forth in Appendix A. We urge you to review Appendix A before you vote.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF OUR BYE-LAWS TO DECLASSIFY THE BOARD OF DIRECTORS

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PROPOSALS

Proposal 2

ELECTION OF DIRECTORS

If Proposal 1, an amendment to the Bye-Laws to declassify the Board of Directors over a three-year period, is approved, then shareholders will be voting at the Annual General Meeting to elect the four Class III director nominees listed below for one year terms that expire at the Company's 2022 Annual General Meeting, or, if Proposal 1 is not approved, for three-year terms that end at the Company's 2024 Annual General Meeting.
The Class III director nominees to be elected at the Annual General Meeting are as follows:

Dominic Silvester	Susan L. Cross
Hans Peter Gerhardt	Poul Winslow
The nominees were selected following the recommendation by our Nominating and Governance Committee, a committee comprised entirely of independent directors. Each nominee has consented to serve if elected. We do not expect that any nominee will become unavailable for election as a director, but if a nominee should become unavailable prior to the meeting, the proxies to vote for such nominee will instead either be voted for a substitute nominee recommended by our Board, or not voted, if the Board determines in its discretion that the position should remain vacant.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES

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PROPOSALS

Proposal 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We hold an advisory vote on our executive compensation each year. Accordingly, we are asking our shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement.
Before you vote, we urge you to read the Compensation Discussion and Analysis and the Executive Compensation Tables sections of this proxy statement for additional details on our executive compensation, including its governance, framework, components, and the compensation decisions for our executive officers for 2020.
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will, as it did last year, carefully consider the outcome of the vote when making future decisions on the compensation of our executive officers and our executive compensation principles, policies and procedures.
We ask our shareholders to approve the compensation of our executive officers by voting "FOR" the following resolution:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

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PROPOSALS

Proposal 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has reappointed KPMG Audit Limited ("KPMG"), as our independent registered public accounting firm for the year ending December 31, 2021. At the Annual General Meeting, shareholders will be asked to ratify this appointment and to authorize our Board, acting through the Audit Committee, to approve the fees for KPMG. KPMG has served as our independent registered public accounting firm since our shareholders ratified its appointment at the 2012 annual general meeting. Representatives of KPMG are expected to be present at the virtual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021 AND THE AUTHORIZATION OF OUR BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
Aggregate fees for professional services rendered to us by KPMG and KPMG member firms for the years ended December 31, 2020 and 2019 are set forth below.

	In US Dollars
	2020	2019

Audit Fees	$9,000,010	$8,948,000
Audit-Related Fees	230,100	362,000
Tax Fees	12,700	56,000
All Other Fees	9,100	15,000
Total	$9,251,910	$9,381,000
Audit Fees for the years ended December 31, 2020 and 2019 were for professional services rendered for the audit of our annual financial statements, for the review of our quarterly financial statements, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of consents relating to our filings with the SEC.
Audit-Related Fees for the years ended December 31, 2020 and 2019 consisted primarily of professional services rendered for financial accounting and reporting consultations.
Tax Fees for the years ended December 31, 2020 and 2019 were for professional services rendered for tax compliance and tax consulting.
All Other Fees for the years ended December 31, 2020 and 2019 were for professional services rendered for certain subsidiary matters.

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PROPOSALS
Consideration of Auditor Independence
The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining its independence.
Procedures for Pre-Approval of Audit and Non-Audit Services
Our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. During 2020, the Audit Committee also granted its pre-approval for specific types of tax and other non-audit services with specified fee structures that may be provided by KPMG. Any engagements falling within these pre-approved outlines can be entered into, with KPMG and management reporting the details of any such pre-approved engagements to the Audit Committee at its next meeting. The Audit Committee will review the scope of the pre-approval annually. In the event it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval at a time that does not correspond to a committee meeting, the Audit Committee has delegated authority to review and approve such services to the Audit Committee Chairman, who would report any such approvals to the full committee at its next meeting.
For the year ended December 31, 2020, the Audit Committee approved all audit and non-audit services by our independent registered public accounting firm either on an individual basis as the need arose or by way of the pre-approval process described above.

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OTHER GOVERNANCE MATTERS

OTHER GOVERNANCE MATTERS

Shareholder Proposals for the 2022 Annual General Meeting
Shareholder proposals intended for inclusion in the proxy statement for the 2022 annual general meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should be sent to our Corporate Secretary at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda and must be received by December , 2021 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2022 proxy materials. If the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. If the December , 2021 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2022 annual general meeting of shareholders if it is received no later than March , 2022, although it will not be included in the proxy statement. If a shareholder’s proposal is not timely received, then the proxies designated by our Board for the 2022 annual general meeting of shareholders may vote in their discretion on any such proposal the ordinary shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.
Householding
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, the proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to you if you request them by calling or writing to Investor Relations at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda (Telephone: (441) 292-3645). If you want to receive separate copies of the Notice and, if applicable, the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address or phone number.
Other Matters
We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.
WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ANY EXHIBIT TO OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 UPON WRITTEN REQUEST TO INVESTOR RELATIONS, C/O ENSTAR GROUP LIMITED, P.O. BOX HM 2267, WINDSOR PLACE, 3RD FLOOR, 22 QUEEN STREET, HAMILTON, HM JX, BERMUDA

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Appendix A
Proposed Amendments to the Enstar Group Limited Fifth Amended and Restated Bye-Laws

The below language shows the changes to the Enstar Group Limited Fifth Amended and Restated Bye-Laws (the "Bye-Laws") that would result from the approval by shareholders of Proposal 1 to declassify our Board of Directors over a three-year period, with deletions indicated by strike-throughs and additions indicated by underlining.

Bye-Laws 38 and 39 of the Bye-Laws shall be amended as provided below:

38.    Classes of Directors
Until the election of Directors at the 2023 annual general meeting (the “2023 Annual Meeting”), the Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board. As set forth in Bye-law 39, at the 2023 Annual Meeting and each annual general meeting thereafter, all Directors shall be elected for one-year terms expiring at the next annual general meeting and there shall be no classes of Directors.

39.    Term of Office of Directors
Each Director elected prior to the 2021 annual general meeting shall serve for a term ending on the date of the third annual general meeting next following the annual general meeting at which such Director was elected. Each Director elected at the 2021 annual general meeting shall be elected for a one-year term expiring at the 2022 annual general meeting. Each Class I Director standing for re-election at the 2022 annual general meeting shall be elected for a one-year term expiring at the 2023 Annual Meeting. At the 2023 Annual Meeting and each annual general meeting thereafter, all Directors shall be elected for a one-year term expiring at the next annual general meeting, subject to his or her office being vacated pursuant to Bye-law 42. ~~Each Director shall serve for a term ending on the date of the third annual general meeting of shareholders next following the annual general meeting at which such Director was elected, provided, that (i) Directors initially designated by the Board as Class I Directors shall serve for an initial term ending on the date of the first annual general meeting of Members next following the effectiveness of their designation as Class I Directors, (ii) Directors initially designated by the Board as Class II Directors shall serve for an initial term ending on the date of the second annual general meeting of Members next following the effectiveness of their designation Class II Directors, and (iii) Directors initially designated by the Board as Class III Directors shall serve for an initial term ending on the date of the third annual general meeting of Members next following the effectiveness of their designation as Class III Directors. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 42.~~

ENSTAR GROUP LIMITED P.O. BOX HM 2267 WINDSOR PLACE, 3RD FLOOR 22 QUEEN STREET, HAMILTON HM JX, BERMUDA
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/ESGR2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENSTAR GROUP LIMITED

The Board of Directors recommends you vote FOR Proposal No. 1.					For	Against	Abstain

1.	Approval of an amendment to our Bye-Laws to declassify the Board of Directors over a three-year period.				☐	☐	☐

The Board of Directors recommends you vote FOR the nominees for directors.
2.	Election of Directors	For	Against	Abstain

	2a. Susan L. Cross	☐	☐	☐

	2b. Hans-Peter Gerhardt	☐	☐	☐

	2c. Dominic Silvester	☐	☐	☐

	2d. Poul Winslow	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals No. 3 and 4					For	Against	Abstain

3.	Advisory vote to approve executive compensation.				☐	☐	☐

4.
To ratify the appointment of KPMG Audit Limited as our independent registered public accounting firm for 2021 and to authorize the Board of Directors, acting through the Audit Committee, to approve the fees for the independent registered public accounting firm.
					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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ENSTAR GROUP LIMITED Annual General Meeting of Shareholders June 9, 2021 This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dominic F. Silvester and Paul J. O'Shea, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ENSTAR GROUP LIMITED that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM, ADT on June 9, 2021 held live via webcast at www.virtualshareholdermeeting.com/ESGR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side